Exhibit 10.1

EXECUTION VERSION

OMNIBUS AGREEMENT

BY AND AMONG

LANDMARK APARTMENT TRUST OF AMERICA, INC.

LANDMARK APARTMENT TRUST OF AMERICA HOLDINGS, LP

ELCO LANDMARK RESIDENTIAL HOLDINGS LLC

ELCO HOLDINGS LTD.

AND

ELCO NORTH AMERICA INC.

DATED AS OF DECEMBER 31, 2013

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EXHIBITS AND SCHEDULES

Exhibit A	Properties; Contributed Entities; Contributors
Exhibit B	Distribution Resolution
Exhibit C	ENA Stockholders Agreement
Exhibit D	Stock Purchase Agreement
Exhibit E	ENA Charter
Exhibit F	Registration Rights Agreement
Exhibit G	ENA Recapitalization Resolution
Exhibit H	LATA Certificate Amendment
Exhibit I	Corporate Governance Agreement Amendment
Exhibit J	Partnership Interest Purchase Agreement
Exhibit K	Expenses
Exhibit L	Promoted Interest Letter Agreement

Schedule 1.01(a)	LATA Parties Knowledge
Schedule 1.01(b)	EL Parties Knowledge
Schedule 5.01(a)	EL Parties Jurisdiction of Organization
Schedule 5.01(b)	ENA Assets
Schedule 5.01(d)	ENA Officers and Directors
Schedule 5.03	EL Parties Non-Contravention Exceptions
Schedule 5.05	EL Parties Required Consents
Schedule 5.06	ENA Financial Statements
Schedule 5.09(f)	Built in Gain
Schedule 6.03	LATA Parties Non-Contravention Exceptions
Schedule 6.04	LATA Parties Required Consents

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OMNIBUS AGREEMENT

THIS OMNIBUS AGREEMENT (“Agreement”) is made and entered into as of the 31st day of December, 2013, by and among LANDMARK APARTMENT TRUST OF AMERICA, INC., a Maryland corporation (“LATA”), LANDMARK APARTMENT TRUST OF AMERICA HOLDINGS, LP, a Virginia limited partnership (“LATA OP”), ELCO LANDMARK RESIDENTIAL HOLDINGS LLC, a Delaware limited liability company (“ELRH”), ELCO HOLDINGS LTD., an Israeli public corporation (“EH”), and ELCO NORTH AMERICA INC., a Delaware corporation (“ENA”). The foregoing are sometimes collectively referred to herein as the “Parties” and individually referred to herein as a “Party”.

RECITALS:

A. LATA operates as a real estate investment trust (“REIT”) under Sections 856 through 860 of the Code that, together with LATA OP, its operating partnership, and affiliates of LATA OP, is engaged in the ownership, operation and management of multi-family properties.

B. ELRH is engaged in the acquisition, management and repositioning of multi-family properties located principally in the southeast United States. The properties in which ELRH has a direct or indirect interest are each held by separate special purpose entities (each, a “Property Owner”), which Property Owners are owned, directly or indirectly, in whole, by ELRH or, in part, by ELRH and in part by private equity funds, pension funds and other Persons (collectively, “Investors”) who participated with ELRH in the acquisition and ownership of such properties.

C. On August 3, 2012, LATA, LATA OP, ELRH and other parties entered into a series of definitive agreements as contemplated by a Master Contribution and Recapitalization Agreement of that date (the “Initial Transaction”) pursuant to which, among other things, ELRH and its affiliates contributed multi-family properties to LATA OP and Joseph G. Lubeck, a key principal of ELRH, became a member of the LATA Board of Directors (“Board”) and Executive Chairman of LATA.

D. On March 14, 2013, LATA OP acquired from ELRH and affiliated entities the property management business owned by ELRH and various rights related to a publicly offered multi-family property real estate fund in Canada known as the Timbercreek Fund (the “Management Business Transaction”), and, after the Initial Transaction, certain other multifamily properties owned by ELRH and its affiliates and, in some cases, Investors, were contributed to LATA OP in return for OP Units (the “Interim Transactions” and, collectively with the Initial Transaction and the Management Business Transaction, the “Prior Transactions”).

E. ELRH, alone and together with its Investors, through ownership of their respective Interests in the Contributed Entities, indirectly own (or, to the extent the respective Contribution has closed prior to the date hereof, owned) each of the multi-family properties described in Exhibit A (each a “Property” and, any two or more, “Properties”), all of which Interests are being contributed or sold by their respective Contributors and acquired by LATA OP, subject to the terms and conditions of the respective Contribution Agreements and the agreements, documents and instruments contemplated thereby.

F. ENA is the majority owner of ELRH. ENA will elect to be taxed as a real estate investment trust effective January 1 of the year in which the Offering occurs and may elect, at or prior to Closing, to reincorporate in Maryland.

G. Upon completion of the transactions set forth in, or contemplated by, this Agreement, the Contribution Agreements and the other Transaction Documents (the “Transactions”), it is the intent of the Parties that: (i) ENA will have no liabilities except as set forth in Section 3.03(ii); (ii) ENA will have transferred its ownership interests in ELRH and all of its Subsidiaries to Elco Landmark Residential Holdings II LLC, an affiliate of ELRH; (iii) LATA and EH will jointly own ENA (in addition to certain preferred stockholders admitted for the purpose of REIT qualification), with LATA being the majority owner; (iii) ENA’s assets, other than its rights hereunder, will consist only of OP Units; (iv) ENA will be a DCR; (v) LATA OP will indirectly own, in whole or in part, the Properties through its ownership interest in the Contributed Entities; (vi) the LATA Parties will have received the Offering Proceeds; (vii) LATA’s common stock will be listed for trading on the New York Stock Exchange or other recognized exchange acceptable to LATA; and (viii) EH will have the right to cause ENA to redeem its stock in ENA for cash or, at the election of LATA, shares of common stock of LATA.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows.

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement (including the Schedules), the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, prior to the consummation of the Transactions contemplated hereby.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Allocation Party” has the meaning set forth in Section 8.07.

“Board” has the meaning set forth in paragraph C of the Recitals hereto.

“Books and Records” means, with respect to any Person, original or true and complete copies of all of the books, records, and files of such Person, including customer and supplier lists, financial and accounting records, loan documents, contracts, purchase orders and invoices, sales orders, credit and collection records, repair files, studies, surveys, analyses, strategies, plans, forms, designs, diagrams, drawings, specifications, technical data, production and quality control records, lists of and correspondence and miscellaneous records with respect to customers, suppliers, representatives and all other general correspondence to the extent in the possession or control of such Person.

“Business Day” means any day other than a Saturday, a Sunday or other day on which banking institutions in the City of New York are authorized or required by Law or other governmental action to close.

“Claim” means any claim or demand, or assertion of either of any claim or demand, by any Person (except for those included in the definition of Proceeding).

“Closing” has the meaning set forth in Section 4.01.

“Closing Date” has the meaning set forth in Section 4.01.

“Closing Date Balance Sheet” has the meaning set forth in Section 3.03.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contributed Entity” means an entity that is (a) owned, in whole or in part, directly or indirectly, by ELRH or (b) owned, directly or indirectly, in part by ELRH and in part by one or more Investors, and which entity is, or owns a direct or indirect interest in, a Property Owner.

“Contribution Agreement(s)” means the Interest Contribution Agreement(s) pursuant to which each Contributor agrees to convey its Interests in a Contributed Entity to LATA OP in return for OP Units or such other consideration as set forth in the applicable Contribution Agreement, all of which Contribution Agreements have been fully executed by the Contributors and LATA OP prior to the execution of this Agreement. Exhibit A reflects, with respect to each Property, the applicable Contributed Entity and Contributors.

“Contributions” means the transactions contemplated by the related Contribution Agreements.

“Contributor” means ELRH and its Affiliates, and each Investor that has executed a Contribution Agreement, which Investors are more fully identified in the Contribution Agreements.

“Corporate Governance Agreement Amendment” has the meaning set forth in Section 3.07.

“DCR” means a REIT that is a domestically controlled qualified investment entity as defined in Code Section 897(h)(4), and the Treasury Regulations and rulings promulgated thereunder by the IRS. The Parties agree that, for purposes of this Agreement in determining the qualification of ENA as a DCR, ENA shall be required to satisfy the applicable ownership tests contained in Code Section 897(h)(4) based upon both (a) LATA being a single domestic stockholder of ENA and (b) the stockholders of LATA being deemed to be the indirect stockholders of ENA on a pro rata basis in proportion to their stock ownership in LATA. In taking the position set forth in the prior sentence, the parties are not acknowledging that the correct standard for the application of Code Section 897(h)(4) is the standard being applied in clause (b) of that sentence.

“DCR Release Date” has the meaning set forth in Section 3.01.

“Distribution Resolution” means one or more resolutions adopted by ELRH simultaneously with the execution hereof, in the form of Exhibit B attached hereto, providing for (a) the distribution by ELRH and its Affiliates of certain OP Units received pursuant to the Contribution Agreements and the Prior Transactions to its members, ENA and JLCO; (b) the satisfaction, transfer or release of all known liabilities of ENA and all of its Subsidiaries, including but not limited to ELRH; and (c) the distribution or assignment by ELRH and its Affiliates of any rights it or they may have to receive additional OP Units after Closing to Persons other than ENA and its subsidiaries.

“Effective Time” means 12:01 a.m. (New York City time) on the Closing Date.

“EH” has the meaning set forth in the preamble to this Agreement.

“EL Indemnified Parties” has the meaning set forth in Section 10.03.

“ELRH” has the meaning set forth in the preamble to this Agreement.

“EL Parties” means ELRH, ENA, and EH.

“EL Transaction Documents” means this Agreement and all documents, agreements and certificates to be executed by any of the EL Parties or their respective Affiliates in connection with the transactions contemplated by this Agreement, including the Distribution Resolution, the Recapitalization Resolution, the Stock Purchase Agreement, the Partnership Interest Purchase Agreement, the Corporate Governance Agreement Amendment, the Stockholders Agreement, the Registration Rights Agreement and the certificates and agreements required to be executed and delivered by the EL Parties hereunder. For the avoidance of doubt, the definition of EL Transaction Documents shall not include Contribution Agreements.

“ENA” has the meaning set forth in the preamble to this Agreement.

“ENA Charter” has the meaning set forth in Section 3.04.

“ENA Financial Statements” has the meaning set forth in Section 5.06.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FCPA” has the meaning set forth in Section 5.12.

“GAAP” means United States generally accepted accounting principles, consistently applied, as in effect from time to time.

“Governing Documents” means the charter, certificate or articles of incorporation, certificate or articles of organization, bylaws, operating agreement or other governing instruments of an entity.

“Governmental Authority” means any domestic or foreign, federal, territorial, state or local governmental authority, or any instrumentality, court, legislative body, commission, tribunal or organization of any such governmental authority, or any regulatory, administrative or other agency of any such governmental authority, or any political or other subdivision, department or branch of any of the foregoing.

“IFRS” means International Financial Reporting Standards.

“Indemnified Party” has the meaning set forth in Section 10.04.

“Indemnifying Party” has the meaning set forth in Section 10.04.

“Initial Transaction” has the meaning set forth in paragraph C of the Recitals hereto.

“Interests” means the equity interests in a Contributed Entity that, at the time of execution of a Contribution Agreement, are owned, directly or indirectly, by the Contributors identified therein.

“IRS” means Internal Revenue Service.

“Investor” has the meaning set forth in paragraph B of the Recitals hereto.

“Issue Date” has the meaning set forth in Section 11.01.

“JLCO” means JLCo, LLC, a Florida limited liability company that, jointly with ENA, owns ELRH.

“Knowledge,” “known” or words of similar import mean, (a) with respect to the LATA Parties, the actual knowledge (after reasonable investigation) of the Persons listed on Schedule 1.01(a) and (b) with respect to the EL Parties, the actual knowledge (after reasonable investigation) of the Persons listed on Schedule 1.01(b).

“LATA” has the meaning set forth in the preamble to this Agreement.

“LATA Certificate Amendment” has the meaning set forth in Section 3.01.

“LATA Indemnified Parties” has the meaning set forth in Section 10.02.

“LATA OP” has the meaning set forth in the preamble to this Agreement.

“LATA Parties” means LATA and LATA OP, collectively.

“LATA SEC Documents” has the meaning set forth in Section 6.11.

“LATA Transaction Documents” means this Agreement and all documents, agreements and certificates to be executed by LATA, LATA OP and their respective Affiliates in connection with the transactions contemplated by this Agreement, including the Stock Purchase Agreement, the Partnership Interest Purchase Agreement, the Corporate Governance Agreement Amendment, the Stockholders Agreement, the Registration Rights Agreement, the LATA Certificate Amendment, and the certificates and agreements required to be executed and delivered by LATA pursuant to this Agreement. For the avoidance of doubt, the definition of LATA Transaction Documents shall not include Contribution Agreements.

“LATA VWAP” means an amount per share of LATA common stock that is equal to the volume weighted average price per share of the LATA common stock for the five trading days immediately preceding a specified date.

“Law” means any law, statute, code, ordinance, rule, regulation, decision, injunction, ruling, verdict, judgment, order, award, decree or other requirement enacted, adopted, issued or promulgated by any Governmental Authority, including common law.

“Lien” means any lien, encumbrance, security interest, pledge or any other title restriction of any kind.

“Limited Partnership Agreement” means the Agreement of Limited Partnership of LATA OP, as amended, entered into by LATA, as the sole general partner of LATA OP, and the limited partners named therein or who have signed joinders thereto.

“Losses” means, collectively, all liabilities, obligations, damages, deficiencies, losses, claims, actions, suits, proceedings, judgments, interest, fines, demands, awards, assessments, out-of-pocket costs, Taxes, payments, penalties and expenses.

“Management Business Transaction” has the meaning set forth in paragraph D of the Recitals hereto.

“Material Adverse Effect” means any state of facts, event, change or effect that has had, has, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, business, results of operations, financial condition of a Person or its assets, in each case, taken as a whole, or on the ability of a Person or its Affiliates to consummate the transactions contemplated hereby; provided, that the term “Material Adverse Effect” shall not include any facts, event, change or effect arising from (a) changes in the United States or foreign economies, interest rates, capital markets in general or the geographic market in which such Person operates, or changes in such Person’s industry other than effects of any changes which adversely affect such Person to a materially greater extent than its competitors in the applicable industries in which such Person competes, (b) changes in any Law or other requirement of any Governmental Authority other than effects of any changes which adversely affects such Person, its Affiliates or assets to a materially greater extent than its competitors in the applicable industries in which such Person competes, (c) any national or international political or social event or occurrence

(including military conflicts and acts of terrorism), (d) general public awareness of the execution or announcement of this Agreement or the consummation of the transactions contemplated hereby (including any changes in relationships between such Person and any of its customers, suppliers, stockholders, investors, partners and members arising therefrom), (e) any action taken or caused by another Party to this Agreement or its Affiliates, (f) any action taken by such Person with the consent of the other Parties, (g) the failure of such Person to meet any internal projections or forecasts, (h) changes or events that exist or have occurred as of the date of this Agreement and have been reflected in this Agreement, or (i) the initiation by any Person other than such Person of proceedings under Chapter 11 of the United States Bankruptcy Code.

“Money Laundering Laws” has the meaning set forth in Section 5.13.

“Non-Contributing Investor” has the meaning set forth in Section 2.01.

“Notice of Claim” has the meaning set forth in Section 10.04(a).

“OFAC” has the meaning set forth in Section 5.14.

“Offering” means the closing of a public offering of the common stock of LATA pursuant to a registration statement declared effective by the SEC that generates Offering Proceeds in an amount sufficient to enable LATA to acquire a number of Series L Shares as required for ENA to qualify as a DCR, utilizing both measuring tests as set forth in the definition of DCR, the value of which Offering Proceeds must sufficiently exceed the value of the assets in ENA immediately prior to Closing to meet the DCR test, which value shall be equal to the sum of: (i) the value of the OP Units then held by ENA, each such OP Unit having a value equal to the sale price of one share of LATA common stock in the Offering and (ii) the value of the shares of LATA common stock, if any, then held by ENA, each such share having a value equal to the sale price of one share of LATA common stock in the Offering, and which results in LATA’s common stock being listed for trading on the New York Stock Exchange or another recognized exchange mutually acceptable to the EL Parties and the LATA Parties.

“Offering Proceeds” means the gross amount of money raised by LATA in the Offering, reduced by all underwriting discounts and commissions, and expenses of the Offering.

“Optional Redemption” has the meaning set forth in Section 3.08.

“OP Units” means common units of limited partnership interest in LATA OP as such units are described in the Limited Partnership Agreement.

“Order” means any decree, injunction, judgment, order, ruling, writ, assessment or arbitration award of a Governmental Authority, arbitrator or arbitral body, commission or self-regulatory organization, whether arising from a Proceeding or applicable Law.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practices of a Person or its Affiliates in taking or refraining to take any particular action (including with respect to the quantity and frequency thereof).

“Outside Date” shall mean June 30, 2015.

“Partially Contributed Entity” has the meaning set forth in Section 2.01.

“Parties” or “Party” has the meaning set forth in the preamble to this Agreement.

“Partnership Interest Purchase Agreement” means the Partnership Interest Purchase Agreement between ENA and LATA OP, dated of even date herewith and attached hereto as Exhibit J, pursuant to which, at Closing, ENA will acquire OP Units from LATA OP.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, Governmental Authority, estate, trust or other entity or organization.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and the portion of the Straddle Tax Period beginning after the Closing Date and ending at the end of the Straddle Tax Period.

“Pre-Closing Tax Period” means the Tax period ending on or before the Closing Date, and the portion of the Straddle Tax Period beginning before the Closing Date and ending on the Closing Date.

“Prior Transactions” has the meaning set forth in paragraph D of the Recitals hereto.

“Proceeding” means any action, claim, audit or other inquiry, hearing, investigation, suit or other charge or proceeding (whether civil, criminal, administrative, investigative, formal or informal) by or before any Governmental Authority or before an arbitrator or arbitral body or mediator.

“Property” or “Properties” has the meaning set forth in paragraph E of the Recitals hereto.

“Property Owner” has the meaning set forth in paragraph B of the Recitals hereto.

“Recoverable Proceeds” has the meaning set forth in Section 10.06.

“Recapitalization Resolution” means the resolution adopted by the Board of Directors and stockholders of ENA, to be effective on or prior to Closing, providing for (among other things): (i) amendment of the ENA Charter to, among other things, (a) change its name to Landmark Apartment Trust II, Inc., or such other name as mutually agreed by the Parties, (b) increase the number of authorized shares of common stock that may be issued by ENA from 1,000 to the same number of shares that LATA is authorized to issue and designate the Series E Shares and Series L Shares, (c) authorize at least one series of preferred stock, including the Series A Shares, and (d) provide for optional redemption by ENA, if requested by EH at any time, of EH’s Series E Shares; and (ii) automatically converting the number of outstanding shares of common stock of ENA, all of which is owned by EH, into a number of Series E Shares stock that is equal to the number of OP Units plus the number of shares of LATA common stock, if any, owned by ENA immediately prior to Closing, a copy of which resolution is attached as Exhibit G.

“Redemption Date” has the meaning set forth in Section 3.08.

“Redemption Notice” has the meaning set forth in Section 3.08.

“Registration Rights Agreement” has the meaning set forth in Section 3.10.

“REIT” has the meaning set forth in paragraph A of the Recitals hereto.

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of the Person, including legal counsel, accountants, and financial advisors.

“Restricted Period” has the meaning set forth in Section 11.01.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Advisors Act of 1940, as amended, relevant state corporate and securities laws, and the rules and regulations promulgated thereunder.

“Series A Shares” means the series of preferred stock to be authorized in the ENA Charter that will be issued and outstanding at Closing (unless the Parties mutually agree to defer such issuance) to 100 or more investors for REIT qualification purposes.

“Series E Shares” means the series of redeemable common stock to be authorized in the ENA Charter that will be issuable to EH in accordance with the terms of this Agreement.

“Series L Shares” means the series of common stock to be authorized in the ENA Charter that will be issuable to LATA in accordance with the terms of this Agreement.

“Stock Purchase Agreement” means the Stock Purchase Agreement between ENA and LATA substantially in the form attached hereto as Exhibit D, pursuant to which LATA shall acquire shares of capital stock of ENA, as more fully provided herein and in such agreement.

“Stockholders Agreement” mean the Stockholders Agreement among ENA, EH and LATA to be entered into at Closing with respect to the governance of ENA, in the form of Exhibit C attached hereto.

“Straddle Tax Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means, (i) in respect of LATA, any “subsidiary” of LATA as such term is defined in Rule 1-02 of Regulation S-X, including, without limitation, LATA OP, and (ii) in respect of any other Person, any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person), (A) owns capital stock or other equity interests having ordinary voting power to elect a majority of the board of directors (or equivalent) of such Person, or (B) directly or indirectly through Subsidiaries owns more than 50% of the equity interests of such Person.

“Tax” or “Taxes” means all federal, state, local and foreign taxes, assessments or governmental charges (including net income, gross income, payroll, ad valorem, excise, franchise, occupancy, real property, personal property, sales, use and value-added taxes, taxes withheld from employees’ salaries and other withholding taxes and obligations and all deposits required to be made with respect thereto), levies, assessments, deficiencies, import duties, licenses and registration fees and charges of any nature whatsoever imposed by any Governmental Authority, including any interest, penalties, additions to tax or additional amounts with respect thereto.

“Tax Returns” means all returns, declarations, reports, claims for refunds, information returns and other statements or documents relating to Taxes, including any elections, declarations, informational returns, schedules or attachments thereto and any amendments thereof.

“Third Party” has the meaning set forth in Section 10.04(c).

“Third Party Claim” has the meaning set forth in Section 10.04(c).

“Threshold” has the meaning set forth in Section 10.07.

“Transaction Documents” means, collectively, the EL Transaction Documents and LATA Transaction Documents. For the avoidance of doubt, the definition of Transaction Documents shall not include Contribution Agreements.

“Transactions” has the meaning set forth in paragraph G of the Recitals hereto.

ARTICLE II

INTEREST CONTRIBUTIONS

Section 2.01 Contribution of Interests. Prior to the execution hereof, Contribution Agreements with respect to each of the Properties were executed by LATA OP and the applicable Contributors. Subject to the satisfaction of the conditions to closing set forth in each Contribution Agreement, LATA OP shall acquire from each of the Contributors, and each such Contributor shall sell or contribute to LATA OP, all of such Contributor’s right, title and interest in and to the Interests. The terms and conditions of the Contribution Agreement relating to each Contributed Entity shall govern the specific terms and conditions applicable to that transaction, and in the event of any inconsistency between the provisions hereof and the provisions of a Contribution Agreement, the provisions of the Contribution Agreement shall govern. The Parties acknowledge that one or more Contribution Agreements may provide for acquisition by LATA OP of a portion of a Contributed Entity (a “Partially Contributed Entity”) which it would then own in conjunction with an existing Investor that does not wish to become a Contributor (“Non-Contributing Investor”), and LATA OP acknowledges that, with respect to each Partially Contributed Entity, LATA OP shall be bound by the Governing Documents of such Partially Contributed Entity in which the Non-Contributing Investor holds its interest.

Section 2.02 Contribution Agreement Closings. The closing under each Contribution Agreement shall occur in accordance with the terms and conditions of such Contribution Agreement. Unless otherwise mutually agreed in writing, all of the Contributions will occur prior to the Closing.

ARTICLE III

RECAPITALIZATION OF ENA; RELATED OBLIGATIONS

Section 3.01 ENA REIT Status. ENA will elect, effective January 1 of the year in which the Offering occurs, to qualify as a REIT for U.S. federal and state and local income tax purposes. ENA has taken, and covenants that prior to Closing it will continue to take, such actions as required to maintain the qualification of ENA as a REIT and will refrain from taking any actions that would disqualify ENA from such qualification. The LATA Parties acknowledge that, as part of such qualification, ENA shall, at or prior to the time required by the Code for REIT qualification, create, issue and sell Series A Shares of ENA to not less than one hundred (100) Persons, which Series A Shares are more fully described in Exhibit E. From and after Closing, LATA will take such actions, and will cause ENA to take such action, as required to maintain the qualification of ENA as a REIT and that will qualify ENA as a DCR during the entire period from Closing until the date (the “DCR Release Date”) that is the earlier of (i) one year after the date that EH obtains an opinion from nationally recognized tax counsel with expertise in the taxation of REITs, reasonably acceptable to EH, that the disposition by EH of its equity interests in ENA will not require the payment of any federal or state income taxes in the United States, which opinion EH covenants to use commercially reasonable efforts to obtain commencing on the fifth anniversary of Closing, (ii) the date on which EH ceases to own any equity interests in ENA; or (iii) the date that is the seventh (7th) anniversary of the Closing Date, and will refrain from taking any actions that would disqualify ENA from such qualification during such period. LATA acknowledges that the ability of EH to dispose of its equity interests in ENA without payment of any federal or state income taxes in the United States is a material determining factor to EH in entering into and performing its obligations under this Agreement. Accordingly, from and after the execution hereof, LATA covenants that it shall adhere to the ownership and other restrictions set forth in the Code relating to DCR qualification and REIT qualification, and on or before the Closing, LATA shall amend its Governing Documents to thereafter require it to adhere to the ownership and other restrictions set forth in the Code relating to DCR qualification of LATA and ENA and REIT qualification of ENA (including granting any waivers of the ownership limit in LATA’s excess share provisions to account for the indirect shareholder ownership in ENA), in each case as set forth in the form of amendment to LATA’s Certificate of Incorporation attached as Exhibit H (“LATA Certificate Amendment”), and LATA shall comply with and enforce such provisions in its Governing Documents, including requesting information as to the residency of its stockholders and monitoring that it is a DCR.

Section 3.02 Distribution of OP Units and Elimination of Liabilities. Simultaneously with the execution hereof, ELRH has adopted the Distribution Resolution. Pursuant to the Distribution Resolution, (i) all OP Units held and beneficially owned by ELRH and its Subsidiaries, and all OP Units received or to be received by ELRH at the closing of, or otherwise in connection with, the Contribution Agreements, will be distributed to its members, ENA and JLCO, (ii) all known liabilities of ENA except those listed in Section 3.03(ii) will have been satisfied or released; and (iii) ENA and JLCO will transfer their respective ownership interests in ELRH and all of its then remaining Subsidiaries to Elco Landmark Residential Holdings II LLC, an affiliate of ELRH. ENA represents and warrants to the LATA Parties that ELRH has the power and authority to make such distributions of OP Units and such distributions will not violate the rights of any equity owner or creditor of the distributing entities. ELRH, ENA and JLCO each agree to effect the transactions described in the Distribution Resolution as soon as practicable after the date of the closing of the contribution of the last Property to LATA OP, currently anticipated to be the Property known as Bella Vista. In addition, prior to or simultaneously with the execution hereof, LATA, ELRH and Elco Landmark Residential Holdings II LLC have executed a letter agreement in substantially the form attached hereto as Exhibit L, which defines the rights of the respective parties to certain Promote Distributions, as defined in such letter agreement. The Parties agree that LATA will not file a registration statement with the SEC relating to the Offering, as contemplated by Section 3.09 hereof, until the Property contributions have all been completed and transfer of record ownership of the OP Units received in connection with the Contributions from ELRH or affiliates of ELRH to ENA and JLCO, has been completed; provided, that, notwithstanding the foregoing, LATA may proceed to file a registration statement for the Offering so long as ENA will not be required to provide any financial statements for inclusion in such registration statement. To the extent that they have not previously done so, each of JLCO and ENA shall execute a joinder to the Limited Partnership Agreement and such other documents as required to demonstrate its qualifications to hold OP Units in the Partnership, in such forms as reasonably requested by LATA OP. The LATA Parties acknowledge that such distributions to ENA and JLCO are permitted pursuant to Section 11.01 hereof.

Section 3.03 Balance Sheet. ENA covenants and agrees that, upon Closing, (i) its only assets will be: (a) OP Units, consisting of any OP Units resulting from the Prior Transactions and remaining after the conversion of a portion of such OP Units into LATA common stock and the transfer of such LATA common stock to EH, and OP Units received as provided in Section 3.02 hereof and (b) its rights under this Agreement, and (ii) its only liabilities will be (x) its obligations under this Agreement, and (y) any tax obligations arising from built in gains with respect to contributions to LATA OP by the EL Parties or any of their Affiliates pursuant to the Prior Transactions or from the Contribution Agreements. A pro forma balance sheet of ENA, as of the Closing Date, will be delivered by ENA to LATA not less than three Business Days prior to Closing (the “Closing Date Balance Sheet”), specifying the exact number of OP Units and shares of LATA common stock, if any, that will be owned and held by ENA as of Closing.

Section 3.04 ENA Stock Recapitalization. Following the execution of this Agreement and prior to Closing, ENA will reincorporate to become a Maryland corporation. Immediately prior to Closing, the Recapitalization Resolution adopted by the Board of Directors and sole stockholder of ENA shall become automatically effective in accordance with the terms thereof. The ENA charter, in the form of Exhibit E (the “ENA Charter”), shall be effective on or prior to Closing. Pursuant to the Recapitalization Resolution, the shares of capital stock of ENA held by EH, the sole stockholder of ENA immediately prior to the Closing, shall automatically convert as of Closing into a number of Series E Shares that is equal to the number of OP Units plus the number of shares of LATA common stock, if any, owned by ENA immediately prior to Closing. In addition, the ENA Charter shall designate the Series L Shares and the Series A Shares. The designation of rights, preferences and limitations applicable to each of the Series E Shares, the Series L Shares, and the Series A Shares as authorized pursuant to the ENA Charter shall be as set forth in Exhibit E, subject to such modifications as may hereafter be mutually agreed to by EH and LATA. Certain OP Units received by the EL Parties in connection with the Management Business Transaction are subject to cancellation by LATA OP as provided in that certain Asset Purchase and Contribution Agreement dated March 13, 2013 by and among ELRH and certain of its affiliates and LATA OP and, accordingly, the ENA Charter shall provide that for each such OP Unit held by ENA that is so cancelled by LATA, one Series E Share held by EH shall automatically be cancelled at the same time.

Section 3.05 LATA Stock Purchase. At or prior to Closing, LATA and ENA shall execute and deliver to each other the Stock Purchase Agreement. As provided therein, LATA shall contribute to ENA the Offering Proceeds in return for that number of Series L Shares as is equal to the number of shares of LATA’s common stock issued in the Offering, which Series L Shares must represent, in the aggregate, more than fifty percent (50%) in number and value of the outstanding voting stock of ENA immediately following such issuance as required for ENA to qualify as a DCR, utilizing both measurement tests for such purpose as set forth in the definition of DCR.

Section 3.06 Purchase of OP Units. At or prior to Closing, LATA OP and ENA shall execute and deliver to each other the Partnership Interest Purchase Agreement. As provided therein, ENA shall contribute all of the Offering Proceeds it receives from LATA pursuant to the Stock Purchase Agreement to LATA OP in exchange for that number of OP Units as is equal to the number of shares of LATA’s common stock issued in the Offering.

Section 3.07 Corporate Governance Agreement Amendment; Stockholders Agreement.

(a) A Corporate Governance Agreement dated August 3, 2012 was entered into by LATA, ELRH and other parties in connection with the Initial Transaction, which agreement was subsequently amended and restated on June 28, 2013. At Closing, an amendment to the existing Amended and Restated Corporate Governance Agreement, in the form attached as Exhibit I (“Corporate Governance Agreement Amendment”), shall be executed by LATA, ELRH, EH and the other Persons currently parties to the same, to, among other things, (i) delete any rights of ELRH to select nominees thereunder, and (ii) permit EH to select two (2) nominees for election to the Board; provided, that the two (2) nominees for election to the Board who are selected by EH must qualify as “independent directors” under the rules of the New York Stock Exchange, unless such nominees are Joseph G. Lubeck and Michael Salkind who are not required to be “independent directors”.

(b) At Closing, ENA, LATA and EH shall enter into the Stockholders Agreement. Among other matters, the Stockholders Agreement will provide that LATA and EH, as the sole voting stockholders of ENA: (i) will vote to elect to the board of directors of ENA the same individuals who, from time to time, are serving as members of the Board of LATA; (ii) will appoint as officers of ENA, persons mutually agreeable to EH and LATA, including initially Joseph G. Lubeck as Executive Chairman and Stanley J. Olander, Jr. as Chief Executive Officer; (iii) will hold shares in ENA that are freely transferrable subject to certain obligations and rights of first refusal, and certain restrictions designed to preserve the REIT status and DCR status of ENA; (iv) will not cause ENA to take certain major actions, including, without limitation, issuing any securities or in any way encumbering or transferring ENA’s OP Units or LATA common stock, if any, without the prior consent of both LATA and EH; and (v) will grant to LATA the option, upon exercise by EH of its Optional Redemption, to elect to purchase EH’s Series E Shares in ENA for the same price as ENA is required to redeem such shares, but payable in LATA common stock which option, if exercised and performed by LATA, will eliminate the requirement for ENA to redeem such shares.

Section 3.08 Optional Redemption. As provided in the ENA Charter, EH shall have the right, at any time and from time to time, by delivery of a notice (“Redemption Notice”) to ENA, to require that all or any part of the Series E Shares then held by EH be redeemed by ENA for cash (“Optional Redemption”). The price per share that ENA shall pay to EH as the redemption price for such shares shall be an amount per share equal to the closing price per share of the LATA common stock on the day immediately preceding the date of delivery of the Optional Redemption Notice, which for this purpose shall be deemed to be equal to the then market value of each outstanding Series E Share on the date of payment. The redemption price, if paid in cash, shall be paid by wire transfer of immediately available funds in an amount equal to the redemption price to an account specified for such purpose by EH, which payment shall be made no later than thirty (30) days after delivery of a properly executed Redemption Notice (“Redemption Date”). In lieu of ENA paying cash to EH for its Series E Shares being redeemed, LATA may elect, on notice to EH given not less than ten (10) days after delivery of the Redemption Notice, to purchase from EH on the Redemption Date the Series E Shares being redeemed by delivering to EH a number of shares of LATA common stock equal to the number of Series E Shares then being redeemed. The ENA Charter shall include provisions that will adjust the Series E Shares held by EH and the number of Series L Shares held by LATA to reflect any dividend or distribution by LATA of shares of its common stock to its stockholders, any subdivision or split of LATA’s common stock, any combination or reverse split of LATA’s common stock or any such similar adjustment.

Section 3.09 Public Offering. Following the execution hereof and prior to Closing, LATA shall initiate a process and use commercially reasonable efforts to accomplish an Offering. In this regard:

(a) LATA shall apply for listing of its common stock on the New York Stock Exchange or other recognized exchange acceptable to LATA, and shall use all commercially reasonable efforts to qualify for such listing;

(b) LATA shall offer to the public a number of shares of its common stock reasonably expected by LATA to result in Offering Proceeds having a value exceeding the value of the assets in ENA immediately prior to Closing (as described in the definition of “Offering”), and the targeted Offering Proceeds shall be sufficient for LATA to acquire more than 50% in number and in value of the outstanding voting stock in ENA so that ENA, after such acquisition, will qualify as a DCR, utilizing both measurement tests for such purpose as set forth in the definition of DCR;

(c) The registration statement, prospectus and all other documentation that will be filed by LATA with the SEC in connection with the Offering shall be made available for review and comment by a designated Representative of ENA prior to any filing with the SEC; and

(d) Any amendments to the Governing Documents of LATA or LATA OP necessary to accommodate the Transactions, the Offering and the qualification of ENA as a DCR as set forth in Section 3.01, shall be adopted by the Board and, to the extent stockholder approval is required, recommended by the Board to the stockholders for approval, subject to the consent of ENA, which consent shall not be unreasonably withheld or delayed, provided that such amendment is not inconsistent with this Agreement and the Transaction Documents.

Section 3.10 Registration Rights. The EL Parties shall be entitled to certain rights, including demand and piggyback registration rights, with respect to any shares of LATA common stock held by them, as set forth in the Registration Rights Agreement between the EL Parties and LATA attached hereto as Exhibit F (the “Registration Rights Agreement”).

ARTICLE IV

CLOSING; DELIVERIES AT CLOSING

Section 4.01 Closing Date and Location. The consummation of the transactions contemplated by this Agreement (the “Closing”) will take place, upon satisfaction or waiver of the conditions set forth in Article IX hereof, at the offices of Morris, Manning & Martin, LLP, 3343 Peachtree Road NE, Atlanta, Georgia 30326, commencing at 10:00 a.m. (local time) on the date of the consummation of the Offering (the “Closing Date”), or at such other date, time and place as LATA and ENA mutually agree. The Closing, for all purposes, will be deemed to have taken place at the Effective Time.

Section 4.02 Post-Closing Assurances. Except as may otherwise be agreed by LATA, EH and JLCO, as to any Interests conveyed to LATA OP, for which required third party consents have not been received as of the Closing but such requirement is waived by LATA, LATA, EH and JLCO shall cooperate, without being required to expend any money, to obtain such consents as soon as practical after Closing.

Section 4.03 Deliveries by EL Parties. At the Closing (or prior thereto as set forth herein), the EL Parties, as applicable, shall deliver or cause to be delivered to LATA the following:

(a) a counterpart or Joinder, as determined by LATA, to the Limited Partnership Agreement, duly executed by ENA and LATA OP;

(b) a counterpart to the Stock Purchase Agreement previously executed by ENA, which shall be in full force and effect on the Closing Date;

(c) a counterpart to the Stockholders Agreement of ENA, duly executed by EH;

(d) a counterpart to the Partnership Interest Purchase Agreement previously executed by ENA, which shall be in full force and effect on the Closing Date;

(e) a counterpart to the Corporate Governance Agreement Amendment duly executed by ELRH and EH;

(f) a counterpart to the Registration Rights Agreement duly executed by the EL Parties and JLCO;

(g) the Distribution Resolution duly executed by the board of directors of ELRH;

(h) the Recapitalization Resolution (with attached ENA Charter) duly executed by the board of directors and sole stockholder of ENA;

(i) certificates of an officer of each of ELRH and ENA certifying, respectively, as complete and accurate as of the Closing, to (i) the Governing Documents of each of ELRH and ENA, (ii) resolutions or actions of the board of directors of ELRH and the board of directors and stockholder of ENA approving the execution and delivery of this Agreement and the other EL Transaction Documents to which it is a party and the consummation of the transactions contemplated under this Agreement and such other EL Transaction Documents and (iii) the incumbency and signatures of the officers, managers, general partners or trustees, as applicable, of each Person executing this Agreement and the other EL Transaction Documents to which ELRH or ENA is a party;

(j) certificates as to the good standing of ELRH and ENA, in each case, issued within seven (7) days of the Closing Date, issued by the appropriate Governmental Authorities within each jurisdiction where each such entity is organized;

(k) copies of all approvals, authorizations, waivers, consents, releases and modifications of agreement of third parties required to be obtained by the EL Parties pursuant to Section 9.02(k), in each case, in form and substance reasonably satisfactory to LATA;

(l) a certificate of the Chief Executive Officer (or other comparable title) of ELRH and ENA dated as of the Closing Date, certifying that the conditions set forth in Section 9.01 and Section 9.02 have been satisfied or waived;

(m) such other documents and instruments as LATA shall reasonably request to consummate or evidence the transactions contemplated hereby; and

(n) certificates representing ownership of the Series L Shares issued to LATA at Closing.

Section 4.04 Deliveries by LATA Parties. At the Closing (or prior thereto as set forth herein), the LATA Parties shall each deliver or cause to be delivered to the EL Parties, the following items:

(a) the Offering Proceeds, which shall immediately be contributed by ENA to LATA OP for OP Units;

(b) certificates, in a form reasonably acceptable to ENA, evidencing the ownership of the OP Units issued by LATA OP to ENA at Closing and upon receipt by LATA OP of the Offering Proceeds contributed to it by ENA;

(c) a counterpart to the Stock Purchase Agreement previously executed by LATA, which shall be in full force and effect on the Closing Date;

(d) a counterpart to the Partnership Interest Purchase Agreement previously executed by LATA OP, which shall be in full force and effect on the Closing Date;

(e) a counterpart to the Corporate Governance Agreement Amendment duly executed by LATA and the Persons party thereto other than the EL Parties;

(f) a counterpart to the Stockholders Agreement of ENA, duly executed by LATA;

(g) a counterpart to the Registration Rights Agreement, duly executed by an authorized officer of LATA;

(h) a certified copy from the State of Maryland of the LATA Certificate Amendment, duly executed by an authorized officer of LATA;

(i) a certificate of an authorized officer of each of the LATA Parties, certifying, with respect to such LATA Party, as complete and accurate as of the Closing, to (i) the attached copies of the Governing Documents of each of the LATA Parties, (ii) the resolutions or actions of the board of directors of LATA, on behalf of the LATA Parties, approving the execution and delivery of this Agreement and the other LATA Transaction Documents and the consummation of the transactions contemplated under this Agreement and the other LATA Transaction Documents and (iii) the incumbency and signatures of the officers, general partner or person serving in similar capacity of each of the LATA Parties executing this Agreement and the other LATA Transaction Documents;

(j) a certificate as to the good standing of each of the LATA Parties issued within seven (7) days of the Closing Date by the appropriate Governmental Authorities within the jurisdictions where each of such LATA Parties is organized;

(k) copies of all approvals, authorizations, waivers, consents, releases and modifications of agreement of third parties required to be obtained by the LATA Parties pursuant to Section 9.03(d), in each case, in form and substance reasonably satisfactory to the EL Parties;

(l) a certificate of the Chief Executive Officer (or other comparable title) of each of the LATA Parties, dated as of the Closing Date, certifying that the conditions set forth in Section 9.01 and Section 9.03 have been satisfied; and

(m) such other documents and instruments as the EL Parties shall reasonably request to consummate or evidence the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES RELATING TO THE EL PARTIES

The EL Parties each, jointly and severally, represent and warrant to the LATA Parties that the statements contained in this Article V are correct and complete as of the date hereof except as otherwise set forth in the schedules attached to this Agreement (the “EL Representation Schedules”), which EL Representation Schedules are incorporated by reference herein. With respect to delivery of any required documents by the EL Parties, the creation of an electronic password protected data room by ELRH, placement of any of the above documents and information in such data room and providing a password to LATA shall constitute delivery of such documents and information from the EL Parties, as applicable, to the LATA Parties, as applicable, for all purposes under this Agreement.

Section 5.01 Organization, Qualification and Power.

(a) Each of the EL Parties is a legal entity (as specified by its name) duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation as set forth on Schedule 5.01(a). Each of the EL Parties is duly qualified or registered to conduct business as a foreign corporation or limited liability company and in good standing under the Laws of each jurisdiction where the ownership or use of the assets owned or used by it or the activities conducted by it require such qualification or registration, except where the failure to be so qualified as a foreign corporation or limited liability company would not result in a Material Adverse Effect.

(b) Schedule 5.01(b) sets forth a complete, true and accurate list of all assets of ENA. The Closing Date Balance Sheet of ENA delivered pursuant to Section 3.03 hereof shall specify the material assets of ENA that are anticipated to exist at Closing.

(c) Correct and complete copies of the Governing Documents of each of the EL Parties have been delivered to the LATA Parties.

(d) Schedule 5.01(d) sets forth a complete, true and accurate list of all the officers and directors of ENA.

Section 5.02 Authorization. Each of the EL Parties has all requisite legal capacity, power and authority to own, operate or hold under lease its assets and properties as currently owned or operated by it. Each of the EL Parties has all requisite legal capacity, power and authority: (a) to make, execute, deliver and perform this Agreement and the other EL Transaction Documents to which it is a party; and (b) to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby. Each of the EL Parties has duly and validly authorized the execution, delivery and performance of this Agreement and the other EL Transaction Documents to which it is a party. This Agreement constitutes, and when executed and delivered by each of the LATA Parties, the other EL Transaction Documents will constitute, valid and legally binding obligations of each of the EL Parties which is a party thereto, enforceable against such EL Party, as applicable, in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights generally and general principles of equity (whether considered in equity or at Law).

Section 5.03 Non-Contravention. Except as provided in Schedule 5.03, neither the execution or delivery of this Agreement or any of the other EL Transaction Documents by the EL Parties, and compliance with or fulfillment of the terms, conditions and provisions hereof or thereof by the EL Parties, as applicable to each, will (a) result in a violation of, in any material respect, any applicable Law, (b) conflict with, or result in any violation of, or any default (with or without notice or lapse of time, or both) under, any provision of its Governing Documents or (c) result in any violation or breach of, result in any default (with or without notice or lapse of time, or both) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice or consent under, any material agreement to which any of the EL Parties is a party or by which it is bound.

Section 5.04 No Brokers or Finders Fees. No agent, broker, investment banker, financial advisor or other Person engaged by any of the EL Parties is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee from the LATA Parties, or any of their respective Affiliates, in connection with the Transactions contemplated by this Agreement.

Section 5.05 Consents and Approvals. Each authorization, consent, approval or other action by, or notice to or filing with, any Person that is, or may be, required for the execution, delivery, performance or consummation of the Transactions contemplated by this Agreement and all other Transaction Documents that is, or may be, required on the part of each of the EL Parties or their Affiliates is set forth on Schedule 5.05. The Parties acknowledge that any consents or approvals required in connection with the transactions that are the subject of the Contribution Agreements are not applicable to this Agreement and not included in Schedule 5.05.

Section 5.06 ENA Financial Statements.

(a) Schedule 5.06 consists of the portion of the ENA Financial Statements described in clause (a)(i) hereof. The “ENA Financial Statements” means, collectively, (i) the consolidated audited balance sheet of ENA as of December 31, 2012, together with related statements of income and retained earnings for the 12-month period ended December 31, 2012 (including the notes thereto and any other information included therein); and (ii) the financial statements described in Section 5.06(c).

(b) The ENA Financial Statements attached as Schedule 5.06, (i) were derived from the books and records of ENA, (ii) were prepared in accordance with IFRS, and (iii) as adjusted, fairly present in all material respects the financial condition and results of operations of ENA and its Subsidiaries as of and at the dates and as of and for the periods indicated therein.

(c) On or prior to December 31, 2013, ENA will deliver ENA’s unaudited statement of operations of ENA for the period of January 1, 2013 through September 30, 2013, prepared in accordance with IFRS. The ENA Financial Statements delivered to LATA pursuant to this Section 5(c) shall each be (i) derived from the books and records of ENA, (ii) prepared in accordance with IFRS, and (iii) fairly present in all material respects the financial condition and results of operations of ENA and its Subsidiaries included therein as of and at the dates and as of and for the periods indicated therein, subject, in the case of unaudited statements, to normal and year-end audit adjustments as permitted by IFRS.

(d) The Parties acknowledge and agree that the ENA Financial Statements contemplated by this Section 5.06 will not include any comparison information for prior quarters, years or other periods.

Section 5.07 Books and Records. The Books and Records of ENA and ELRH, all of which have been made available to the LATA Parties, are complete and correct, in all material respects, and have been maintained in accordance with sound business practices and applicable Laws.

Section 5.08 Investment and Securities Matters.

(a) The EL Parties and their respective Affiliates, in their respective capacities as Contributors, acknowledge and understand that (i) the issuance of the OP Units, if any, will not be registered under the Securities Act or any other applicable Securities Laws; (ii) the issuance of the OP Units is intended to be exempt from registration under the Securities Act and any other applicable Securities Laws by virtue of certain exemptions thereunder, including Section 4(2) of the Securities Act and Regulation D promulgated thereunder, and, therefore the OP Units cannot be resold or otherwise transferred unless registered under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), as amended and any other applicable Securities Laws or unless an exclusion or exemption from registration is available.

(b) The EL Parties acknowledge that the LATA Parties will rely on the representations and warranties of the EL Parties contained in this Section 5.08 for purposes of determining whether the issuance of the OP Units is exempt from registration under the Securities Act and any other applicable Securities Laws.

(c) Each of the EL Parties understands that the OP Units will be characterized as “restricted securities” under the Securities Act. Each of the EL Parties represents that it is familiar with Rule 144 promulgated under the Securities Act.

(d) Each of the EL Parties who receives OP Units is acquiring the OP Units solely for its own account for investment purposes and not with a view toward any distribution, except as contemplated by this Agreement or the Contribution Agreements, or permitted under applicable Securities Laws.

(e) Each of the EL Parties has reviewed the publicly filed documents of LATA, of which LATA OP is the operating partnership, and has been afforded an opportunity to ask questions regarding the same.

(f) Each of the EL Parties (i) has the financial ability to bear the economic risk of the investment in the OP Units, (ii) has adequate means for providing for its current needs and contingencies, (iii) has no need for liquidity with respect to the investment in the OP Units, and (iv) can afford a complete loss of the investment in the OP Units at this time and in the foreseeable future.

(g) Each of the EL Parties has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the OP Units and of making an informed investment decision with respect thereto. The EL Parties acknowledge that, among other things, by virtue of the fact that Michael Salkind, an officer, director and major stockholder of EH is also a member of the Board and that Joseph G. Lubeck, the President of ELRH is a member of the Board and Executive Chairman of LATA, the EL Parties are knowledgeable as to the financial condition and prospects of the LATA Parties.

(h) Each of the EL Parties is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(i) Each of the EL Parties represent and warrant that, except for performance by the LATA Parties of their respective obligations under this Agreement, it is not relying upon any advice or any information or material furnished by the LATA Parties or its representatives, whether oral or written, expressed or implied, of any nature whatsoever, regarding any tax matters, including without limitation, tax consequences to the EL Parties from the transactions contemplated herein or any transaction governed by the Transaction Documents.

Section 5.09 Tax Matters.

(a) Each of ENA and ELRH has timely paid all Taxes due and payable by ENA (whether or not shown on any Tax Return). ENA has properly accrued in its accounting records all Taxes that are not yet due and payable by ENA as of the Closing Date. ENA has properly withheld or collected and remitted all amounts required to be withheld or collected and remitted by it in respect of any amounts paid or owing to any employee, independent contractor, creditor, or other third party.

(b) All Tax Returns required to be filed by ENA have been properly prepared and duly filed, and are true, correct and complete in all material respects. There are no (i) pending or threatened audits, actions, proceedings, disputes or examinations relating to Taxes of ENA, or (ii) outstanding agreements or waivers extending the statutory limitations period applicable to the payment of any Taxes by or on behalf of ENA.

(c) Commencing from January 1 of the year in which the Offering occurs, through and including the Closing Date, ENA will have been organized and has continuously operated in conformity with the requirements for qualification as a REIT under Sections 856-860 of the Code.

(d) ENA, from and after January 1 of the year in which the Offering occurs, (i) has not directly or indirectly held the land and improvements comprising the Property as a dealer for U.S. federal income tax purposes, and (ii) has not otherwise undertaken any action that would cause a sale or disposition of such land and improvements comprising the Property to be treated as a “prohibited transaction” pursuant to Section 857(b)(6)(B)(iii) of the Code.

(e) ENA has distributed, or will distribute, to its stockholders all “C” corporation earnings and profits (as determined for U.S. federal income tax purposes), if any, prior to January 1 of the year in which ENA elects to qualify as a REIT for tax purposes.

(f) Schedule 5.09(f) sets forth the EL Parties’ good faith estimate of the “built in gain” allocable to ENA and, in the case of the Properties known as Grayson Park, Woodland Trace and Deerfield Glen listed on Schedule 5.09(f), allocable to Elco North America II Inc., upon disposition of certain assets by LATA OP or its Subsidiaries, which estimate separately identifies the “built in gain” related to the Properties and the “built in gain” related to the Prior Transactions. The “built in gain” estimate relating to the Properties listed on Schedule 5.09(f) is measured as of the end of the year prior to the year in which ENA elects to be taxed as a REIT, and with respect to the Prior Transactions is measured as of the date of contribution of each of the assets contributed to LATA OP or its Subsidiaries in the Prior Transactions, in each case calculated in accordance with Section 1.337(d)-7 of the Treasury Regulations promulgated under the Code. The “built in gain” estimates set forth on Schedule 5.09(f) related solely to the Properties were based on good faith estimates and assumptions the EL Parties believed to be reasonable when made; provided, that the actual “built in gain” amounts for such assets may differ from the estimates set forth on Schedule 5.09(f). Notwithstanding the foregoing, assuming there are no material changes to the value of the assets as of the Closing Date, there will be no more than $74,208,276 of “built in gain” that ENA would recognize with respect to the disposition of the Properties by LATA OP or its Subsidiaries for U.S. federal income tax purposes.

(g) There is no tax sharing, allocation, indemnification or similar agreement in effect as between ENA and its Affiliates and any other Person under which ENA could be liable for any Taxes or other claims of any Person.

(h) ENA (i) has not been a member of an “affiliated group” within the meaning of Code Section 1504 or any group of corporations that has filed a combined, consolidated, or unitary Tax Return and (ii) does not have liability for the Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract or otherwise.

(i) ENA will not be required to include any material amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (ii) any deferred intercompany gain or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision or administrative rule of federal, state, local or foreign income Tax law), (iii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) any prepaid amount received on or prior to the Closing Date.

(j) ENA is not currently the beneficiary of any extension of time within which to file any Tax Return.

(k) There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of ENA.

(l) ENA has not been notified of, nor does it have any knowledge of its participation in, a transaction that is described as a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1) (or any corresponding or similar provision of state, local or foreign Tax law).

(m) ELRH has, since formation, been taxed as a partnership, and not an association or “publicly traded partnership” taxable as a corporation.

Section 5.10 Litigation. No Proceeding or Order is pending (and, to the knowledge of EL Parties, no Proceeding or Order has been threatened and no facts or circumstances exist that would be reasonably likely to result in any Claim, Proceeding or Order) against or affecting any of the EL Parties or any of their Affiliates (a) under any bankruptcy or insolvency Law, (b) that seeks or could be reasonably likely to seek injunctive or other relief in connection with this Agreement, any of the other Transaction Documents or the Transactions or (c) that reasonably could be expected to adversely affect (i) the performance by any of the EL Parties or any of their Affiliates under this Agreement or any other Transaction Documents to which any of the EL Parties or any of their Affiliates is or will be a party or (ii) the consummation of any of the Transactions.

Section 5.11 Solvency. Each of the EL Parties is solvent for all purposes under federal bankruptcy and applicable state fraudulent transfer and fraudulent conveyance Laws. The performance by each of the EL Parties of its obligations under this Agreement and the other Transaction Documents will not render such EL Party insolvent and does not constitute a fraudulent transfer or conveyance under such Laws.

Section 5.12 Foreign Corrupt Practices Act. Neither the EL Parties nor, to their knowledge, any director, officer, agent, employee, Affiliate or other Person acting on behalf of any of the EL Parties or their Affiliates, is aware of or has taken any action, directly or indirectly, that would reasonably be expected to result in a violation by any of such Persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, and the EL Parties and, to the EL Parties’ knowledge, their Affiliates have conducted their businesses in compliance in all material respects with the FCPA.

Section 5.13 Money Laundering Laws. The operations of each of the EL Parties and its Affiliates are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no Proceeding involving any of the EL Parties or any of their Affiliates with respect to the Money Laundering Laws is pending or, to the EL Parties’ knowledge, threatened in writing.

Section 5.14 OFAC. None of the EL Parties or, to the EL Parties’ knowledge, any trustee, officer, agent, employee, Affiliate or Person acting on behalf of the EL Parties or any of their Affiliates is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF LATA PARTIES

The LATA Parties each, jointly and severally, represent and warrant to the EL Parties that the statements contained in this Article VI are correct and complete as of the date hereof except as otherwise set forth in the schedules attached to this Agreement (the “LATA Representation Schedules”), which LATA Representation Schedules are incorporated by reference herein. With respect to delivery of any required documents by the LATA Parties, the creation of an electronic password protected data room by the LATA Parties, placement of any of the above documents and information in such data room and providing a password to the EL Parties shall constitute delivery of such documents and information from the LATA Parties, as applicable, to the EL Parties, as applicable, for all purposes under this Agreement.

Section 6.01 Organization. LATA is a corporation duly formed, validly existing and in good standing under the laws of the State of Maryland. LATA OP is a limited partnership duly formed, validly existing and in good standing under the laws of the Commonwealth of Virginia.

Section 6.02 Authorization. LATA has all requisite corporate power and authority, and LATA OP has all requisite limited partnership power and authority (a) to make, execute, deliver and perform this Agreement and the other LATA Transaction Documents to which it is a party and (b) to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other LATA Transaction Documents have been duly and validly authorized by all necessary corporate action on the part of LATA and all necessary limited partnership action on behalf of LATA OP, as applicable to each. This Agreement constitutes, and when executed and delivered the other LATA Transaction Documents will constitute, valid and legally binding obligations of each of the LATA Parties, enforceable against LATA or LATA OP, as applicable to each, in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights generally and general principles of equity (whether considered in equity or at Law).

Section 6.03 Non-Contravention. Except as provided in Schedule 6.03, neither the execution or delivery of this Agreement or any of the other LATA Transaction Documents by the LATA Parties, as applicable to each, and compliance with or fulfillment of the terms, conditions and provisions hereof or thereof by the LATA Parties, as applicable to each, will (a) result in a violation of, in any material respect, any applicable Law, (b) conflict with, or result in any violation of, or any default (with or without notice or lapse of time, or both) under, any provision of its Governing Documents or (c) result in any violation or breach of, result in any default (with or without notice or lapse of time, or both) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice or consent under, any material agreement to which either of the LATA Parties is a party or by which it is bound.

Section 6.04 No Consents. Set forth on Schedule 6.04 is a list of each authorization, consent, approval or other action by, or notice to or filing with, any Person that is, or may be, required for the execution, delivery, performance or consummation of the Transactions contemplated by this Agreement by the LATA Parties.

Section 6.05 No Brokers. No agent, broker, investment banker, financial advisor or other Person engaged by any of the LATA Parties is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee from the EL Parties, or any of their respective Affiliates, in connection with the transactions contemplated by this Agreement.

Section 6.06 Litigation. No Proceeding or Order is pending (and, to the knowledge of LATA Parties, no Proceeding or Order has been threatened and no facts or circumstances exist that would be reasonably likely to result in any Claim, Proceeding or Order) against or affecting either of the LATA Parties or any of their Affiliates (a) under any bankruptcy or insolvency Law, (b) that seeks or could be reasonably likely to seek injunctive or other relief in connection with this Agreement, any of the other Transaction Documents or the Transactions or (c) that reasonably could be expected to adversely affect (i) the performance by either of the LATA Parties or its of their Affiliates under this Agreement or any other Transaction Documents to which either of the LATA Parties or any of their Affiliates is or will be a party or (ii) the consummation of any of the Transactions.

Section 6.07 Solvency. Each of the LATA Parties is solvent for all purposes under federal bankruptcy and applicable state fraudulent transfer and fraudulent conveyance Laws. The performance by each of the LATA Parties of its obligations under this Agreement and the other Transaction Documents will not render such LATA Party insolvent and does not constitute a fraudulent transfer or conveyance under such Laws.

Section 6.08 Foreign Corrupt Practices Act. Neither the LATA Parties nor, to their knowledge, any director, officer, agent, employee, Affiliate or other Person acting on behalf of any of the LATA Parties or their Affiliates, is aware of or has taken any action, directly or indirectly, that would reasonably be expected to result in a violation by any of such Persons of the FCPA, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, and the LATA Parties and, to the LATA Parties’ knowledge, their Affiliates have conducted their businesses in compliance in all material respects with the FCPA.

Section 6.09 Money Laundering Laws. The operations of each of the LATA Parties and its Affiliates are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Money Laundering Laws and no Proceeding involving either of the LATA Parties or any of its Affiliates with respect to the Money Laundering Laws is pending or, to the LATA Parties’ knowledge, threatened in writing.

Section 6.10 OFAC. None of the LATA Parties or, to the LATA Parties’ knowledge, any trustee, officer, agent, employee, Affiliate or Person acting on behalf of the LATA Parties or any of their Affiliates is currently subject to any U.S. sanctions administered by OFAC.

Section 6.11 SEC Filings. LATA has timely filed with or furnished to, as applicable, the SEC all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2011 (the “LATA SEC Documents”). LATA has made available to the EL Parties all such LATA SEC Documents that it has so filed or furnished prior to the date hereof to the extent such LATA SEC Documents are not publicly available through the SEC’s EDGAR website. As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the LATA SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such LATA SEC Documents. None of the LATA SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of LATA’s subsidiaries is required to file or furnish any forms, reports or other documents with the SEC.

Section 6.12 Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the LATA SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position of LATA and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of LATA’s operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC.

ARTICLE VII

COVENANTS

Section 7.01 Access to Information. Subject to any confidentiality obligations in existence on the date of this Agreement, each of the Parties, until Closing or earlier termination of this Agreement, may make such reasonable investigation of the other Parties and their respective assets as such Party may reasonably request. Each Party shall give to the other Parties and their respective key employees, counsel, financial advisors, accountants and other Representatives reasonable access, on reasonable notice during normal business hours throughout such period to the offices of such Party, its assets and its Books and Records as such other Parties may reasonably request as relates to the Transactions. Each Party shall hold, and cause its Affiliates and each of their employees and Representatives to hold, all information and documents received pursuant to this Section 7.01 confidential.

Section 7.02 Conduct of Parties. From and after the date hereof, until Closing or earlier termination of this Agreement, except as otherwise permitted or contemplated by this Agreement or consented to by the other Party in writing (such consent not to be unreasonably withheld or delayed), the Parties each shall, and shall cause their Affiliates to:

(a) operate their respective businesses in all material respects in the Ordinary Course of Business and in compliance in all material respects with all applicable Laws;

(b) keep full, complete and accurate Books and Records in all material respects;

(c) maintain its existence and good standing in its jurisdiction of organization;

(d) ensure that all material obligations required to be performed pursuant to the Governing Documents of each such entity are satisfied in all material respects;

(e) ensure that all obligations required or contemplated to be performed between the execution hereof and Closing by such Party are satisfied in all material respects;

(f) notify the other Party in writing (as promptly as practicable) in the event that it becomes aware of any event that may have a Material Adverse Effect on the assets, business or prospects of such Party; and

(g) duly and timely file or cause to be filed Tax Returns and all other material reports and returns required to be filed with any Governmental Authority and promptly pay or cause to be paid when due all Taxes and other material assessments and governmental charges, including interest and penalties levied or assessed, unless contested in good faith by appropriate proceedings.

Section 7.03 Prohibited Actions. Unless (i) otherwise expressly provided for herein, (ii) necessary to effect the transactions contemplated herein, (iii) necessary in such Party’s good faith judgment to discharge the fiduciary duty of such Party or its Affiliates, or (iv) approved by the other Party in writing, from the date of this Agreement until Closing or the earlier termination hereof, each Party shall not, and shall cause each such Party’s Affiliates to not:

(a) take any action which materially adversely affects the ability of the other Party to (i) obtain the consents required pursuant to Section 7.04, or (ii) perform its covenants and agreements under this Agreement; and

(b) take any action that would adversely affect the qualifications of LATA and ENA as REITs that are DCRs from and after the Closing Date; and

(c) take no action to renew, extend, terminate, modify or waive, in each case, in any material respect, any term or condition of its Governing Documents if such renewal, extension, termination, modification or waiver would likely have a Material Adverse Effect on the Transactions; and

(d) take any action to issue, pledge, encumber, sell, dispose of, or grant any option or other right in respect of, any ownership interest in such Party except, as to the LATA Parties, as approved by the Board;

(e) take any action outside of the Ordinary Course of Business;

(f) liquidate or terminate its existence; or

(g) take any action that would materially and adversely affect the ability of the Parties to consummate the transactions contemplated hereunder.

Section 7.04 Consents. Each Party shall use, and shall cause such Party’s Affiliates to use, its and their commercially reasonable efforts to promptly make all filings with, provide notices to, obtain all consents, waivers, approvals, authorizations and permits from, each Person from whom such consents, waivers, approvals, authorizations or permits are required or reasonably appropriate in connection with the consummation of the Transactions. Except as may otherwise be provided in this Agreement or any other Transaction Documents with respect to costs and expenses incurred thereunder, each Party shall bear its own costs and expenses with respect to the consents required to enable such Party to perform as required hereunder.

Section 7.05 Other Action; DCR Status. Each Party shall, at the earliest practicable date, use its commercially reasonable efforts to take or cause to be taken all things reasonably necessary, under applicable Laws to cause the fulfillment of all of the conditions to its obligations to consummate the transactions contemplated by this Agreement, including preparing and filing all forms, registrations, requests and notices required to obtain any requisite consent by any third party or Governmental Authority and to consummate the Offering. To the extent that EH reasonably determines that maintaining the qualification of ENA as a DCR at any time during EH’s ownership of Series E Shares requires certain actions to be taken or not to be taken, the LATA Parties will cooperate in good faith with EH (at EH’s sole cost and expense) in taking or not taking such actions as reasonably necessary to maintain the qualification of ENA as a DCR until the DCR Release Date. As provided in Section 3.01 and this Section 7.05, LATA shall be responsible from and after Closing to maintain the status of LATA and ENA as REITs and DCRs and LATA assumes all risk of failure to maintain such status of LATA or ENA, other than risk of changes in the law, and waives any defenses or duty to mitigate with respect thereto, provided, that, EH agrees that the LATA Parties shall have no obligation to reimburse EH for the following damages: (a) for any Taxes arising from any gain recognized on a disposition by EH of any of its Series E Shares of ENA prior to the fifth anniversary of Closing; and (b) for any Taxes with respect to any action taken or not taken by ENA with the approval of EH, which approval shall be deemed to have been given by the approving vote for such action or inaction of any EH representative serving on the ENA Board of Directors. LATA acknowledges that EH will incur substantial damages by way of U.S. federal income Taxes and any corresponding U.S. state income Taxes arising from the disposition of Series E Shares of ENA by EH at any time after the fifth anniversary of the Closing Date and prior to the DCR Release Date if, at the time of such disposition, ENA has not qualified as a domestically controlled qualified investment entity as defined in Code Section 897(h)(4) and the Treasury Regulations thereunder for the applicable “testing period” (as defined in Section 897(h)(4)(D)) ending on the date of such sale or failed to qualify as a domestically controlled qualified investment entity as defined in Code Section 897(h)(4) and the Treasury Regulations thereunder for the applicable “testing period” (as defined in Section 897(h)(4)(D)) ending on the date of such sale, in each case, utilizing applicable law existing on the Closing Date.

Section 7.06 Further Assurances. Each Party shall, from time to time, at the request of the other Party, do and perform, or cause to be done and performed, all further acts and things and shall execute and deliver all further agreements, certificates, instruments and documents as the other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby. If any Party hereto receives payments from any Person to which another Party is entitled, such receiving Party shall remit such amount to the appropriate Party as promptly as practicable.

Section 7.07 Publicity; Disclosure. Except as may be required by Law, or by the rules of any applicable securities Law or rule, including the securities laws of Israel which apply to EH, neither the LATA Parties nor their respective Affiliates on the one hand, nor the EL Parties nor their respective Affiliates on the other hand, may issue any press release or other public announcement relating to the subject matter of this Agreement or any of the other Transaction Documents without the prior written approval of the other.

Section 7.08 Compliance.

(a) The EL Parties acknowledge that LATA is a publicly registered company that is required to disclose the existence of this Agreement upon full execution. The EL Parties acknowledge further that LATA is required to make certain filings with the SEC or other securities regulators in connection with its current and periodic reporting requirements, the Offering, and otherwise, which filings may include audited and unaudited financial statements with respect to ENA. Accordingly, notwithstanding any representation or warranty provided in Section 5.06, in order to assist LATA in preparing such filings with the SEC or other securities regulators and any required audited financial statements, the EL Parties agree with respect to ENA to (i) within thirty (30) days after the date of this Agreement, and at LATA’s request, any time thereafter until the first anniversary of the Closing Date, deliver an audit inquiry letter regarding pending litigation and other matters substantially in the form used on prior transactions between the EL Parties and LATA (the “Audit Inquiry Letter”) to the EL Parties’ counsel prior to the Closing and deliver to LATA an executed letter from such counsel in response to the Audit Inquiry Letter as soon as reasonably practicable thereafter; (ii) at LATA’s request at any time until the first anniversary of the Closing Date, deliver a customary representation letter addressed to and in the form requested by LATA’s auditors (the “Representation Letter”) to LATA, and (iii) at LATA’s request at any time until the Closing Date, provide LATA such financial and other data and information relating to ENA and its Subsidiaries as LATA and its registered independent accounting firm may reasonably require in order to enable LATA and its registered independent accounting firm to prepare such audited and unaudited financial statements with respect to thereto as LATA deems necessary to include in such filings with the SEC, including but not limited to the financial statements required pursuant to Rule 3-05 of Regulation S-X promulgated under the Exchange Act, including but not limited to an executed assurance or representation letter from the EL Parties to LATA’s registered independent accounting firm in a form acceptable to LATA (provided that in no event shall the EL Parties have any liability to LATA or such registered independent accounting firm for the assurances or representations made therein, but the EL Parties shall reasonably cooperate, at no cost or expense to the EL Parties, in connection with such audit, including, if required by LATA’s registered independent accounting firm, answering a standard Statement on Auditing Standards No. 99 questionnaire from such registered independent accounting firm). In addition, in connection with the Offering, ENA shall provide to LATA and LATA’s tax counsel such representations and access to diligence materials as such counsel deems reasonably necessary to provide to LATA for filing with SEC and to the underwriters in the Offering the required opinions as to the qualification of LATA as a REIT at and from the time of the Offering. The provisions of this Section 7.08(a) shall survive the Closing for a period of 365 days. LATA shall reimburse the EL Entities for its actual and documented out-of-pocket expenses in connection with compliance with this Section 7.08(a).

(b) Each of the LATA Parties acknowledges that EH is a company publicly traded in Israel with related disclosure and other obligations under applicable Law. To the extent that EH determines in its sole discretion that any public disclosure, any filings with any Governmental Authorities or any other compliance with the requirements of applicable Law relating to LATA, ENA or their respective properties, this Agreement or the Transactions is necessary or advisable, the LATA Parties agree to provide such reasonable cooperation and assistance as EH may request, including cooperation and assistance similar (to the extent relevant) to that described in Section 7.08(a) relating to LATA’s public company obligations. The provisions of this Section 7.08(b) shall survive the applicable Closing Date for a period of 365 days. EH shall reimburse the LATA Parties for their actual and documented out-of-pocket expenses in connection with compliance with this Section 7.08(b).

ARTICLE VIII

TAX MATTERS

Section 8.01 Tax Matters. EH shall pay and indemnify, without duplication, each of the LATA Parties and each of their respective Affiliates for the following Taxes (and all related Losses, including all reasonable out-of-pocket-expenses incurred in defending an audit or other claim relating to such Taxes):

(a) all Taxes resulting from a breach of a representation or warranty in Section 5.09; provided, that EH shall have no indemnity obligations under this Section 8.01 with respect to a breach of representation in Section 5.09(f) or with respect to any Taxes arising from the recognition of any “built in gains” as described in Section 5.09(f), whether or not such “built in gains” are identified in Schedule 5.09(f); and

(b) (i) all Taxes of ENA for any Pre-Closing Tax Period; (ii) for the period beginning January 1 of the year in which the Offering occurs, the failure of ENA to qualify as a real estate investment trust for all income tax purposes and operate in conformity with the real estate investment trust requirements under Sections 856-860 of the Code for any Pre-Closing Tax Period; and (iii) any liability of ENA for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law) as a transferee or successor, by contract or otherwise; provided, however, that EH shall have no obligation for Taxes of ENA resulting from an act of ENA or LATA taken, or from an omission or act not taken by ENA or LATA when ENA and LATA have knowledge of all the relevant facts pertaining to such requirement to act and such failure to act occurs after the Closing, in each case, which increases the Tax liability of ENA in a Pre-Closing Tax Period.

Section 8.02 Allocation of Taxes. For purposes of determining the amount of Taxes that relate to Pre-Closing Tax Periods and Straddle Tax Periods for purposes of this Agreement, the Parties agree to use the following conventions:

(a) Taxes that are actually incurred, accrued, assessed or similarly charged on or after the applicable Closing Date but that related to Taxes that accrued on or before the Closing Date shall be treated as occurring prior to such Closing Date; and

(b) For all Taxes that are payable with respect to any Straddle Tax Period, the portion of such Tax that is attributable to the portion of the Straddle Tax Period ending on the applicable Closing Date shall be allocated between the portion of the period ending on such Closing Date and the portion of the period beginning after such Closing Date using the following conventions: (i) in the case of real and personal property Taxes, the amount allocated to the portion of the period ending on the Closing Date shall equal to the amount of Taxes for the entire Straddle Tax Period multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Tax Period; and (ii) in the case of all other Taxes, the amount allocated to the portion of the period ending on the Closing Date shall be the amount of Tax that would be payable for such portion of the Straddle Tax period if such Person filed a separate Tax Return with respect to such Taxes or Taxes solely for the portion of the Straddle Tax Period ending on the Closing Date using a “closing of the books” methodology for allocating items of such Tax Return.

Section 8.03 Cooperation. Each of the Parties shall provide the LATA Parties and ENA and their respective Subsidiaries with any assistance as may reasonably be requested in connection with the preparation of any Tax Return or any audit or other Proceeding by any Governmental Authority relating to liabilities for Taxes. Such assistance shall, upon reasonable written notice, include making employees available on a mutually convenient basis during normal business hours to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant Tax Returns and supporting material. EH shall provide to the LATA Parties any information that the LATA Parties reasonably request to allow the LATA Parties to comply with any information reporting requirements under the Code or other applicable Law.

Section 8.04 Tax Returns.

(a) Pre-Closing Tax Periods. EH shall cause ENA to prepare and timely file all Tax Returns of ENA and each of its Subsidiaries for any Pre-Closing Tax Period ending on or before the Closing Date, and the EL Parties shall remit or cause to be remitted any Taxes due in respect of such Pre-Closing Tax Period. Such Tax Returns shall be prepared in a manner consistent with past practices to the extent consistent with applicable Law.

(b) Straddle Tax Periods and Post-Closing Periods. The LATA Parties shall cause ENA and each of its Subsidiaries to prepare and timely file all Tax Returns of ENA and each of its Subsidiaries for all taxable periods of ENA or any of its Subsidiaries other than a Pre-Closing Tax Period ending on or before the Closing Date, and the LATA Parties shall remit or cause to be remitted any Taxes due in respect of such taxable periods. Such Tax Returns with respect to a Straddle Tax Period shall be prepared in a manner consistent with past practices to the extent consistent with applicable Law. At least fifteen (15) days prior to the deadline for the filing of any Tax Return for a Straddle Tax Period (and before the LATA Parties file such Tax Return), the LATA Parties shall furnish to EH a draft of such Tax Return and EH shall have the right to review, provide the LATA Parties written comments on, and approve the portion of such draft Tax Return that relates to Taxes allocable to the portion of the Straddle Tax Period for which EH is responsible. Without limiting the terms hereof, EH shall pay to the applicable taxing authority the amount of Taxes for which it responsible as provided in Sections 8.01 and 8.04(a) hereof. LATA’s obligations under this Section 8.04(b) shall only apply with respect to any taxable period in which LATA owns more than 50% of the ownership interests of ENA.

Section 8.05 Claims; Tax Proceedings. If any Governmental Authority issues to ENA a written notice of its intent to conduct an audit or other Proceeding with respect to Taxes, a written notice of deficiency, a written notice of an assessment, a written notice of a proposed adjustment, a written assertion of claim for the payment that relates to Taxes or Tax Returns of ENA for a Pre-Closing Tax Period or for a Straddle Tax Period and for which EH is obligated to pay or indemnify the LATA Parties hereunder (collectively, a “Tax Claim”), the LATA Parties shall notify EH within ten (10) Business Days. The LATA Parties and EH, on behalf of ENA, shall control any Proceeding with respect to a Tax Claim (a “Tax Contest”); provided, however, that with respect to (a) any Tax Claim related to Taxes for a Pre-Closing Tax Period ending on or before the Closing Date, (b) any Tax Claim related to Taxes for a Straddle Tax Period or (c) with respect to any Tax Claim for which EH would be responsible for all or a portion of such Tax Claim, EH shall bear its own costs and expenses to participate in such Tax Contest, and any settlement or other disposition of any such Tax Contest may only be made with the consent of EH, which shall not be unreasonably withheld or delayed.

Section 8.06 Certain Tax Elections. EH shall not allow ENA on or prior to the Closing Date to make, revoke, or change any Tax election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement with any Governmental Authority, settle any Tax Claim or assessment relating to ENA, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax Claim or assessment relating to ENA, or take any other similar action (or omit to take any action) relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of increasing a Tax liability of ENA for any period ending after the Closing Date.

Section 8.07 Other Provisions. The provisions of this Article VIII shall govern all of the LATA Parties’ indemnity claims with respect to Taxes, including without limitation, claims related to a breach of any provision of this Article VIII. Notwithstanding the foregoing, the provisions of this Article VIII and of Article X shall govern EH’s claims, if any, with respect to Taxes. Any payment obligations of EH and the LATA Parties under this Article VIII shall be made in accordance with Section 10.05. LATA OP hereby agrees that, solely in connection with a disposition of (a) a Property, (b) any property contributed to LATA in an Interim Transaction and (c) any assets contributed in the Management Business Transaction, in the event that ENA, JLCO, Elco North America II Inc., the respective stockholders or members of the foregoing, or any of the respective Subsidiaries of the foregoing (each, an “Allocation Party”), receive an allocation of income from LATA OP or its Subsidiaries relating to any “built in gains” as described in Section 5.09(f), LATA OP shall promptly pay, or if already paid shall promptly reimburse, the Taxes arising from such “built in gains” to each Allocation Party who received such an allocation of income or paid any Taxes arising therefrom.

Section 8.08 Survival. The obligations of EH to pay or indemnify for a Tax under this Article VIII shall expire upon sixty (60) days after the expiration of the applicable statute of limitations (after taking into account any waiver, extension, tolling, or mitigation thereof) of the underlying Tax; provided, however, to the extent that EH’s obligation to pay a Tax arises under a contract or other agreement or arrangement, EH’s obligations under this Article VIII shall not expire until sixty (60) after the expiration of ENA’s, or any of its Subsidiaries’, obligation to pay such Tax under the contract or other agreement or arrangement. All other obligations of EH under this Article VIII shall survive until fully performed.

Section 8.09 Distribution of “REIT Taxable Income”. ENA covenants that it will distribute to its shareholders prior to Closing an amount equal to ENA’s “real estate investment trust taxable income,” as computed for purposes of Section 857 of the Code (without any reduction for any prior year net operating losses) for the period of January 1 of the year of Closing to the Closing Date; provided, however, to the extent that such income arises from the partnership interests in LATA OP held by ENA and its Subsidiaries prior to the Closing, ENA shall not be obligated to distribute same to the extent that LATA OP fails to make distributions to ENA and its Subsidiaries prior to Closing in an amount equal to the taxable income LATA OP will allocate to ENA and its Subsidiaries for such period. To the extent that, immediately prior to Closing, ENA, ELRH or its Subsidiaries have accrued but unpaid receivables, such as distributions payable on OP Units, the rights to such accruals shall be distributed from the ELRH Subsidiaries to ELRH and from ELRH to JLCO and ENA, and any cash receipts from such accruals received by ENA after Closing shall be distributed solely to EH. LATA and EH agree that ENA, effective immediately prior to Closing, will declare a dividend to EH, as of the day prior to Closing, of all such accruals.

ARTICLE IX

CONDITIONS PRECEDENT

Section 9.01 Conditions Precedent To All Parties. The performance of the obligations of the EL Parties and the LATA Parties at the Closing is subject to the conditions that, prior to or simultaneously with the Closing:

(a) all of the Transaction Documents shall have been executed and delivered by the parties thereto;

(b) the Parties hereto shall have received any and all regulatory and Governmental Authority consents, lender consents and other consents required or necessary to effect the transactions contemplated in this Agreement and the other Transaction Documents; and

(c) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect issued by any court of competent jurisdiction preventing consummation of any of the transactions contemplated by this Agreement and there shall not be pending or threatened by any Governmental Authority any action, suit or proceeding (and there shall not be pending by any other Person any action, suit or proceeding, which has a reasonable likelihood of success) challenging or seeking to restrain or prohibit consummation of the transactions contemplated under this Agreement.

Section 9.02 Conditions Precedent To LATA Parties’ Obligations. The performance of the obligations of each of the LATA Parties at the Closing is subject to performance (or waiver by LATA) of the conditions that, prior to or simultaneously with the Closing:

(a) the representations and warranties made by the EL Parties in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though they were made on and as of the Closing Date (except to the extent that any such item expressly relates to an earlier date, in which case such item shall be true and correct in all material respects on and as of such earlier date);

(b) the EL Parties shall have performed and complied in all material respects with all covenants, agreements and conditions contained in this Agreement that are required to be performed or complied with by any of the EL Parties prior to or at the Closing Date; provided, that all covenants, agreements and conditions that are qualified by materiality shall have been performed and complied with in all respects;

(c) the EL Parties shall have delivered to LATA a certificate, dated as of the Closing Date, signed by an authorized Representative of each of the EL Parties certifying as to the satisfaction of the conditions specified in Sections 9.02(a) and 9.02(b);

(d) the distribution of OP Units pursuant to the Distribution Resolution, as described in Section 3.02 shall have occurred;

(e) the EL Parties shall have delivered to LATA the Closing Date Balance Sheet, specifying that there are no liabilities of ENA other than those set forth in Section 3.03;

(f) the recapitalization of ENA pursuant to the Recapitalization Resolution, as described in Section 3.04 shall have occurred;

(g) the Contributions of each Contributed Entity set forth on Exhibit A, or as otherwise mutually agreed by the Parties, have been completed;

(h) the Offering shall have closed and the Offering Proceeds received by LATA shall exceed the value of the OP Units and LATA common stock, if any, that will be held by ENA at the Effective Time and will be sufficient for LATA to acquire a number of Series L shares as required for ENA to qualify as a DCR, utilizing both measurement tests for such purpose as set forth in the definition of DCR;

(i) the EL Parties shall have delivered, or caused to be delivered, each of the respective items set forth in Section 4.03;

(j) the EL Parties shall have delivered to LATA an updated Schedule 5.09(f) containing the EL Parties’ good faith estimate of “built in gain” as of the last day of the taxable year prior to the first taxable year in which ENA will elect to be a REIT;

(k) the EL Parties shall have received and delivered to LATA each of the consents listed in Schedule 5.05; and

(l) LATA shall have received a report from Ernst & Young confirming that it has reviewed the underlying calculations supporting the EL Parties’ representation in Section 5.09(e) that, as of the first day of the first calendar year for which its election to be a REIT is effective, ENA does not have any earnings and profits of ENA accumulated in any “non-REIT” year for purposes of Section 857(a)(2)(B) of the Code.

Section 9.03 Conditions Precedent To EL Parties’ Obligations. The performance of the obligations of the EL Parties at the Closing is subject to the conditions that, prior to or simultaneously with the Closing:

(a) the representations and warranties made by the LATA Parties in this Agreement shall be true and correct in all respects on and as of the Closing Date with the same effect as though they were made on and as of the Closing Date (except to the extent that any such item expressly relates to an earlier date, in which case such item shall be true and correct in all material respects on and as of such earlier date);

(b) the LATA Parties shall have performed and complied in all material respects with all covenants, agreements and conditions contained in this Agreement that are required to be performed or complied with by any LATA Party prior to or at the Closing Date; provided, that all covenants, agreements and conditions that are qualified by materiality shall have been performed and complied with in all respects;

(c) LATA shall have delivered to the EL Parties a certificate, dated as of the Closing Date, signed by an authorized officer of LATA, for itself and in its capacity as the general partner of LATA OP, certifying as to the satisfaction of the conditions specified in Sections 9.03(a) and 9.03(b);

(d) the LATA Parties shall have received and delivered to EH each of the consents listed in Schedule 6.04;

(e) the Offering shall have closed, and the Offering Proceeds received by LATA shall exceed the value of the OP Units and LATA common stock, if any, that will be held by ENA at the Effective Time and will be sufficient for LATA to acquire a number of Series L Shares as required for ENA, taking into account the ownership of Series E shares by EH, to qualify as a DCR, utilizing both measurement tests for such purpose as set forth in the definition of DCR.

(f) LATA and LATA OP, as applicable, shall have delivered, or caused to be delivered, each of the respective items set forth in Section 4.04; and

(g) EH shall have received a tax opinion from the law firm of Shearman & Sterling LLP, or another nationally recognized tax counsel reasonably acceptable to LATA, satisfactory, in all respects, to EH, to the effect that (i) the exchange by EH of Common Stock of ENA for Series E Shares will be a tax-free transaction for U.S. federal income tax purposes (and that any reincorporation of ENA into Maryland would be a tax-free transaction for U.S. federal income tax purposes), (ii) ENA’s Organizational Documents and methods of operation will allow it to qualify as a REIT for the taxable year that includes the Offering, and (iii) provided that ENA remains a DCR, the disposition by EH of any of its equity interests in ENA from and after the fifth anniversary of Closing will not be subject to any U.S. federal income tax.

Section 9.04 Frustration of Closing Conditions. Neither the LATA Parties nor the EL Parties may rely on the failure of any condition set forth in Article IX to be satisfied if such failure was caused by its or its Affiliates’ breach of any of the covenants, terms and conditions set forth in this Agreement, failure to act in good faith or to cooperate and use all commercially reasonable efforts to cause the Closing to occur as required by this Agreement.

Section 9.05 Termination. The Parties may terminate this Agreement as provided below:

(a) The Parties may terminate their respective obligations under this Agreement and the other Transaction Documents by mutual written consent at any time prior to the Closing.

(b) The LATA Parties may terminate their obligations under this Agreement by giving written notice to the EL Parties at any time prior to the Closing if the Closing has not occurred on or prior to the Outside Date, by reason of the failure of any condition set forth in Section 9.01 or Section 9.02 to have been satisfied; provided, that the right of the LATA Parties to terminate this Agreement under this Section 9.05(b) shall not be available if (i) LATA has closed Contributions of Interests having an aggregate value to LATA equal to or greater than 50% of the total value to LATA of all Interests to be contributed pursuant to the Contribution Agreements with respect to the Properties described on Exhibit A hereto, or (ii) either LATA Party has breached in any material respect any of its obligations under this Agreement in a manner that has contributed to the failure to consummate the Closing at or prior to such time. If the LATA Parties have properly terminated their obligations under this Agreement pursuant to this Section 9.05(b), and except as provided in Section 9.06, the Agreement shall terminate, without prejudice to any of the Parties pursuing any remedies existing hereunder that arose prior to termination; and

(c) The EL Parties may terminate their obligations under this Agreement by giving written notice to the LATA Parties at any time prior to the Closing if the Closing has not occurred on or prior to the Outside Date, by reason of the failure of any condition set forth in Section 9.01 or Section 9.03 to have been satisfied; provided, that the right of the EL Parties to terminate this Agreement under this Section 9.05(c) shall not be available if any of the EL Parties has breached in any material respect any of its obligations under this Agreement in a manner that has contributed to the failure to consummate the Closing at or prior to such time. If the EL Parties have properly terminated their obligations under this Agreement pursuant to this Section 9.05(c), and except as provided in Section 9.06, the Agreement shall terminate, without prejudice to any of the Parties pursuing any remedies existing hereunder that arose prior to termination.

Section 9.06 Effect of Termination. If the LATA Parties or EL Parties terminate this Agreement pursuant to Section 9.05 all obligations and liabilities of the Parties under this Agreement shall terminate and become void; provided, that (a) nothing herein shall relieve any Party from liability for any willful and intentional breach of any representation, warranty, covenant or agreement in this Agreement prior to the date of termination and (b) Article X and Article XI shall remain in full force and effect and survive any termination of this Agreement.

ARTICLE X

SURVIVAL AND INDEMNIFICATION

Section 10.01 Survival. The representations, warranties covenants and agreements contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing, and thereafter (a) the representations and warranties contained in Sections 5.01, 5.02, 5.04, 6.01, 6.02 and 6.05 shall not expire, (b) the representations and warranties contained in Section 5.09 shall survive for the statute of limitations period applicable to the subject matter of such representations and warranties (including any extensions, tolling or waivers thereof) plus 60 days, and (c) the balance of the representations and warranties contained in Article V and Article VI shall survive for a period of eighteen (18) months after the Closing Date; provided that this provision shall not affect any surviving representations and warranties set forth in any of the other Transaction Documents. The covenants and agreements shall not expire except that those covenants and agreements that by their terms are to be performed or complied with at or prior to the Closing or for a shorter period of time shall survive only until the Closing or expiration of such shorter time period, as applicable. Any claim that has been asserted in accordance with Section 10.04 and that is pending on the date of the expiration of the applicable survival period set forth in the immediately preceding sentence may continue to be asserted and shall be indemnified against until fully and finally resolved.

Section 10.02 Indemnification of LATA Parties. EH agrees to indemnify, defend and hold each of the LATA Parties and each of its Affiliates (which Affiliates, for the avoidance of doubt, include ENA, but not ELRH or its Subsidiaries, from and after the Closing) and each of their respective directors, officers, employees, agents, stockholders, members, managers, equity holders, partners, attorneys and agents (collectively, the “LATA Indemnified Parties”), harmless from and against any and all Losses incurred by any LATA Indemnified Party arising out of, resulting from or relating to: (a) any breach or inaccuracy of any of the representations and warranties made by the EL Parties in this Agreement or the Transaction Documents; and (b) any breach, failure or non-fulfillment by any of the EL Parties or their respective Affiliates to carry out, perform, satisfy or discharge any of their respective covenants or agreements made by any of the EL Parties under this Agreement (including, for the avoidance of doubt, with respect to EH’s obligations pursuant to Article VIII hereof), the Transaction Documents or any of the agreements or instruments delivered by the EL Parties or any of their respective Affiliates pursuant to this Agreement.

Section 10.03 Indemnification of EH. The LATA Parties, jointly and severally, shall indemnify, defend and hold EH and each of their Affiliates and each of their respective directors, officers, employees, agents, stockholders, members, managers equity holders, partners, attorneys and agents (collectively, the “EL Indemnified Parties”) harmless from and against any and all Losses incurred by any EL Indemnified Party arising out of, resulting from or relating to: (a) any breach or inaccuracy in the representations and warranties of the LATA Parties contained in this Agreement or the Transaction Documents; and (b) any breach, failure or non-fulfillment by any of the LATA Parties or their respective Affiliates to carry out, perform, satisfy or discharge any of their respective covenant or agreements made by the LATA Parties under this Agreement, the Transaction Documents or under any of the agreements or instruments delivered by the LATA Parties or its Affiliates pursuant to this Agreement.

Section 10.04 Procedure.

(a) A Person seeking indemnification hereunder (an “Indemnified Party”) shall give reasonably prompt written notice (a “Notice of Claim”) specifying the facts constituting the basis for its claim and, the applicable provision(s) of this Agreement upon which the Indemnified Party relies for its demand and a good faith estimate of the amount of the claim, to the Person(s) from whom indemnification is sought hereunder (an “Indemnifying Party”), which Notice of Claim must in any event be given prior to the expiration of the applicable survival period set forth in Section 10.01.

(b) If the claim is not a Third Party Claim, the Indemnifying Party shall have thirty (30) calendar days after receipt of the Notice of Claim to notify the Indemnified Party in writing that it disputes such claim. If no such dispute is received by the Indemnified Party within thirty (30) calendar days after receipt of the Notice of Claim, the claim shall be deemed to be allowed.

(c) If an Indemnified Party is seeking indemnification because of a claim asserted by any claimant other than an Indemnified Party (a “Third Party”), the Indemnified Party shall deliver a Notice of Claim to the Indemnifying Party promptly after receiving notice from such third party (and in any event within fifteen (15) days after receiving notice from a Third Party); provided, however, that the right of a Person to be indemnified hereunder in respect of claims made or alleged by a Third Party (a “Third Party Claim”) shall not be adversely affected by a failure to give such notice except to the extent that the Indemnifying Party is prejudiced thereby. All notices given with respect to a Third Party Claim shall describe with reasonable specificity the Third Party Claim, the basis of the Third Party’s claim for indemnification and the amount of Losses (or a reasonable estimate thereof). The Indemnifying Party shall have the right, upon written notice to the Indemnified Party, to assume and conduct the defense of the Third Party Claim, at its sole expense, with counsel reasonably acceptable to the Indemnified Party; provided, that (i) the Third Party Claim solely seeks (and continues to solely seek) monetary damages (unless such Third Party Claim seeks equitable relief against any Person other than an Indemnified Party), and (ii) no conflict of interest arises that, under applicable principles of legal ethics, in the reasonable judgment of counsel to the Indemnified Party, would prohibit a single counsel from representing both the Indemnifying Party and the Indemnified Party in connection with the defense of such Third Party Claim. The Indemnified Party may thereafter participate in (but not control) the defense of any such Third Party Claim with its own counsel at its own expense; provided, however, that if (A) any of the conditions described in clauses (i)–(ii) above fails to occur or ceases to be satisfied, or (B) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim in the reasonable judgment of the Indemnified Party, then the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable, documented, out-of-pocket costs or expenses paid or incurred by the Indemnified Party in connection with such defense. If the Indemnifying Party elects not to defend the Indemnified Party with respect to such Third Party Claim, or fails to notify the Indemnified Party of such election within a reasonable period of time based on the particular circumstances of the Third Party Claim (which in any event, shall not exceed ten (10) Business Days after receipt of the Notice of Claim), the Indemnified Party shall have the right, at its option, to assume and control defense of the matter at the expense of the Indemnifying Party, in such manner as it may deem reasonably appropriate. The Indemnifying Party, if it has assumed the defense of any Third Party Claim as provided in this Section 10.04(c), may not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim that (1) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a complete release from all liability in respect of such Third Party Claim, (2) grants any injunctive or equitable relief or (3) may reasonably be expected to have a material adverse effect on the Indemnified Party or any business thereof. The Indemnified Party may not settle any Third Party Claim, the defense of which has not been assumed by the Indemnifying Party or which is otherwise being defended by the Indemnified Party in accordance with the terms of this Section 10.04(c), without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed). Subject to attorney-client privilege and other confidentiality obligations, each of the Parties shall and shall cause their Affiliates (and their respective officers, directors, employees, consultants and agents) to, make available to the other(s) all relevant information in his or its possession relating to any such Third Party Claim which is being defended by the other Party and shall otherwise reasonably cooperate in the defense thereof. The Indemnifying Party shall be subrogated to the rights and claims of the Indemnified Party, if any, with respect to any Losses paid by the Indemnifying Party under this Article X.

(d) For purposes of calculating any Losses resulting from an inaccuracy in, misrepresentation of or breach of, any representation or warranty contained in this Agreement (but not for purposes of determining whether such inaccuracy or breach has occurred), the terms “material,” “materiality,” “material adverse effect” or similar qualifications contained in such representations and warranties shall be disregarded.

Section 10.05 Payment.

(a) A claim for indemnification under this Article X shall be deemed finally determined upon the occurrence of any of the following: (i) it is deemed allowed under Section 10.04; (ii) entry of any final judgment or award rendered by a court of competent jurisdiction; (iii) full execution of a settlement of a Third Party Claim executed by both the Indemnified Party and the Indemnifying Party; or (iv) the execution by the Indemnifying Party and Indemnified Party of a mutually binding settlement agreement with respect to a claim.

(b) To the extent that:

(i) EH has any obligations to indemnify any of the LATA Indemnified Parties for Losses, such obligations, notwithstanding anything to the contrary in this Agreement, shall be satisfied first by the cancellation of Series E Shares owned by EH in an amount equal to the Losses suffered by LATA and second by a payment of cash by EH; or

(ii) the LATA Parties have any obligation to indemnify any of the EL Indemnified Parties for Losses, such obligations shall be satisfied first by issuing to EH additional Series E Shares, up to a maximum amount that would not cause ENA to fail to qualify as a DCR, and second by a payment of cash by LATA.

(c) The per share value of any Series L Shares or any Series E Shares issued or cancelled pursuant to this Section 10.05 shall be equal to the LATA VWAP for the five trading days immediately preceding the date of such issuance or cancellation. Upon final determination of a claim as provided herein, payment shall be made by the Indemnifying Party to the Indemnified Party within ten days of such final determination.

Section 10.06 Reductions for Insurance Proceeds and Other Recoveries. The amount of Losses that any Indemnifying Party is or may be required to pay to any Indemnified Party pursuant to this Article X shall be reduced by any insurance proceeds or other amounts actually recovered from third parties by or on behalf of such Indemnified Party, in respect of the related Losses, less any reasonable expenses incurred by the Indemnified Party to obtain such insurance or other proceeds and less any increase in premiums for insurance related to such Loss (“Recoverable Proceeds”). The existence of a claim by an Indemnified Party for monies from an insurer or against a third party in respect of any Losses shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by an Indemnifying Party. Rather, the Indemnifying Party shall make payment in full of the amount determined to be due and owing by it against an assignment by the Indemnified Party to the Indemnifying Party of the entire claim of the Indemnified Party for the insurance proceeds or against such third party, and thereafter, the Indemnified Party shall refund all Recoverable Proceeds to the Indemnifying Party promptly upon receipt. Notwithstanding any other provisions of this Agreement, it is the intention of the Parties that no insurer or any other third party shall be (a) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (b) relieved of the responsibility to pay any claims for which it is obligated. If an Indemnified Party has received the payment required by this Agreement from an Indemnifying Party in respect of any Losses and later receives insurance proceeds or other amounts in respect of such Losses, then such Indemnified Party shall hold such insurance proceeds or other amounts in trust for the benefit of the Indemnifying Party and shall pay to the Indemnifying Party, as promptly as practicable after receipt, a sum equal to the amount of such insurance proceeds or other amounts received, up to the aggregate amount of any payments received from the Indemnifying Party pursuant to this Agreement in respect of such Losses (or, if there is more than one Indemnifying Party, the Indemnified Party shall pay each Indemnifying Party, its proportionate share (based on payments received from the Indemnifying Parties of such insurance proceeds)).

Section 10.07 Limits on Damages. Notwithstanding any other terms in this Agreement, except in the case of a Third Party Claim or claims for fraud or intentional misrepresentation or knowing and intentional breach of this Agreement, Losses shall not include special, incidental, indirect, consequential, punitive or exemplary damages or claims for diminution of value, including consequential damages resulting from business interruption, increased insurance premiums or lost profits or other Losses based upon any multiplier of a Person’s earnings, including earnings before interest, depreciation or amortization or any other metric; provided, however, that the foregoing shall not limit the right of EH to recover its damages arising from loss of Tax benefits it would have realized if ENA and LATA complied with their respective obligations to remain as REITs and DCRs as set forth in Section 3.01 and Section 7.05 of this Agreement (subject to any limitations and exceptions set forth in such Sections) from Closing through the DCR Release Date. Neither Party shall be authorized to initiate any claims for indemnification or recover any Losses under this Article X unless such Indemnified Party has suffered Losses arising in connection with the breach or inaccuracy of any representations or warranty set forth in Article V or Article VI, as applicable, in the aggregate, in excess of Two Hundred Fifty Thousand Dollars ($250,000.00), in which event such Indemnified Party may seek recovery of such Losses in full, including the first Two Hundred Fifty Thousand Dollars ($250,000.00) (the “Threshold”). For avoidance of doubt, the Threshold shall not apply to Losses arising in connection with the breach of covenants and agreements set forth in this Agreement or the Transaction Documents.

Section 10.08 Sole and Exclusive Remedy. The remedies provided in this Article X shall be the sole and exclusive remedies of the Parties for any and all Losses arising out of, relating to, or resulting from, any breach of any of the representations, warranties, covenants and agreements contained in this Agreement; provided, however, that nothing herein is intended to waive or otherwise limit any claims for Losses arising out of, relating to, or resulting from fraud or willful misconduct.

Section 10.09 Treatment of Indemnification Payments. All indemnification under this Article X and under Article VIII shall, to the extent permitted by Law, be treated for all income Tax purposes as adjustments to the consideration delivered under this Agreement. Neither the EL Parties nor the LATA Parties shall take any position on any Tax Return, or before any Governmental Authority, that is inconsistent with such treatment unless otherwise required by any applicable Law.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Transfer Rights.

(a) The EL Parties covenant and agree that, from the date of issuance of any OP Units to the EL Parties (each such date, an “Issue Date”) to the date that is one (1) year after the Issue Date of such OP Units (the “Restricted Period”), none of the EL Parties will transfer such OP Units, except as expressly permitted in this Section 11.01.

(b) During the Restricted Period, notwithstanding anything to the contrary in this Agreement, any of the Transaction Documents or any of the Contribution Agreements, each of the EL Parties may transfer its OP Units and LATA common stock to any direct or indirect owners of such EL Parties, provided that the transferor provides notice of such transfer to the LATA Parties and, if reasonably requested by the LATA Parties, provides an opinion of legal counsel, reasonably satisfactory to the LATA Parties, that such transfer is not in violation of applicable Securities Laws. Notwithstanding anything to the contrary in this Section 11.01, no transfer shall be made if such transfer would cause an adverse effect to the LATA Parties, including without limitation, due to its tax status as a REIT or the status of ENA as a REIT. The transfer of OP Units and LATA common stock, if any, from ELRH’s Subsidiaries to ELRH, from ELRH to ENA and JLCO, and from ENA and JLCO to their respective direct and indirect owners, is approved by the LATA Parties and acknowledged not to be adverse to the LATA Parties or to require a securities opinion to be delivered to the LATA Parties.

Section 11.02 Further Assurances. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each party to this Agreement shall take all such reasonable necessary action to (a) execute and deliver to each other such other documents and (b) do such other acts and things as a party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement. Nothing contained herein or elsewhere in this Agreement shall require a party to take any action that would constitute a breach of such party’s fiduciary duties.

Section 11.03 Expenses. EH agrees that, to the extent included in the budget set forth on Exhibit K, reasonable costs and expenses incurred or to be incurred by LATA, including all fees and expenses of LATA’s Representatives, in connection with (a) the structuring, preparation, negotiation and execution of this Agreement and the other Transaction Documents, including the preparation of any and all materials relating to the Transactions for presentation to LATA’s Board, and the letter of intent, (b) consummation of the Transactions contemplated by this Agreement and the other Transaction Documents, (c) verifying ENA’s REIT qualification for the period commencing January 1 of the year in which the Offering occurs through the Closing Date, and (d) any meeting of LATA’s stockholders convened for the purpose of amending LATA’s charter to address and protect LATA’s and ENA’s REIT and DCR status, including all reasonable costs and expenses associated with preparing and filing preliminary and definitive proxy statements with the SEC, mailing proxy materials to LATA’s stockholders and soliciting proxies; provided, however, that if any meeting of LATA’s stockholders includes purposes in addition to amending LATA’s charter to address and protect LATA’s DCR status, the costs and expenses described in this clause (d) shall be reasonably allocated between EH and LATA, so that LATA bears the costs and expenses related to such other purposes. For the avoidance of doubt, the budget shall not include and EH shall not be obligated to pay any costs related to the Offering, including costs related to the preparation of documents relating to the Offering and the preparation of materials for presentation to LATA’s Board, other than the costs described beneath the table in Exhibit K. LATA’s budgeted expenses, as contemplated in this Section 11.03, are set forth in Exhibit K hereto, which budget may be updated by LATA, with consent of EH, from time to time. EH will bear all budgeted expenses incurred or to be incurred by the EL Parties in connection with the execution and delivery of this Agreement and the consummation of the Transactions contemplated by this Agreement and the other Transaction Documents.

Section 11.04 No Assignment; Successors and Assigns. The rights and obligations of the Parties under this Agreement may not be assigned without the prior written consent of the other Parties to this Agreement. Subject to the preceding sentence and, except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

Section 11.05 Headings. The headings contained in this Agreement are included for purposes of convenience only, and will not affect the meaning or interpretation of this Agreement.

Section 11.06 Entire Agreement, Integration, Modification and Waiver. This Agreement (including all Exhibits, Schedules and the LATA Parties Representation Schedules and EL Parties Representation Schedules attached hereto which are hereby incorporated herein and made a part of this Agreement as if set forth in full herein), together with the other Transaction Documents and the certificates or other instruments delivered hereunder or thereunder, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior understandings of the Parties with respect to the subject matter hereof. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by the Parties. No waiver of any of the provisions of this Agreement will be deemed to be or shall constitute a continuing waiver. No waiver will be binding unless executed in writing by the Party making the waiver.

Section 11.07 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or Law will be deemed also to refer to all rules and regulations promulgated under such Law, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. Terms defined in the singular shall include the plural and vice versa. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.

Section 11.08 Severability. If any provision of this Agreement or the application of any provision of this Agreement to any Party or circumstance is, to any extent, adjudged invalid or unenforceable, the application of the remainder of such provision to such Party or circumstance, the application of such provision to other parties or circumstances, and the application of the remainder of this Agreement will not be affected thereby.

Section 11.09 No Third Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person other than the Parties, their respective successors and permitted assigns, each of the LATA Indemnified Parties and EL Indemnified Parties.

Section 11.10 Notices. All notices and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered in person, (b) one (1) Business Day after having been dispatched by a nationally recognized overnight courier service, (c) three (3) Business Days after having been deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail, or (d) if a facsimile number is provided below and such notice or other communication is sent by facsimile (subject to electronic confirmation of good facsimile transmission), on the day of sending, if sent by facsimile prior to 5:00 p.m. (Eastern time) on any Business Day or the next succeeding Business Day if sent by facsimile after 5:00 p.m. (Eastern time) on any Business Day or on any day other than a Business Day, to the appropriate Party at the address or facsimile number specified below:

If to the EL Parties to:

Landmark Residential

825 Parkway Street, Suite 4

Jupiter, Florida, 33466

Attention: Joseph G. Lubeck

Facsimile No.: (561) 745-8745

with a copy (which shall not constitute notice) to:

Greenspoon Marder, P.A.

Trade Centre South

100 West Cypress Creek Road, Suite 700

Fort Lauderdale, Florida 33309

Attention: Michael H. Krul

Facsimile No.: (954) 333-4006

If to the LATA Parties, to:

c/o Landmark Apartment Trust of America, Inc.

4901 Dickens Road, Suite 101

Richmond, Virginia 23230

Attention: Stanley J. Olander, Jr., CEO

Facsimile No.: (804) 237-1345

with a copy (which shall not constitute notice) to:

Morris, Manning & Martin, LLP

1600 Atlanta Financial Center

3343 Peachtree Road, NE

Atlanta, Georgia 30326

Attention: Lauren Burnham Prevost

Facsimile No.: (404) 365-9532

Any Party may change its address for the purposes of this Section 11.10 by giving notice as provided in this Agreement.

Section 11.11 Governing Law. This Agreement will be governed by and construed and enforced in accordance with the Laws of the State of Delaware without regard to principles of conflicts of Law.

Section 11.12 Forum Selection; Consent to Service of Process; Waiver of Jury Trial. Each Party hereby irrevocably (a) submits to the exclusive jurisdiction of any state or federal court sitting in Delaware in any Action arising out of or relating to this Agreement, (b) agrees that all claims in respect of such Action may be heard and determined only in any such court, (c) hereby waives any claim of inconvenient forum or other challenge to venue in such court and (d) agrees not to bring any Action arising out of or relating to this Agreement in any other court. The LATA Parties agree to cause LATA Indemnified Parties, and the EL Parties agree to cause EL Indemnified Parties, to comply with the foregoing as though such Indemnified Party was a Party to this Agreement. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, AND SHALL CAUSE ITS INDEMNIFIED PARTIES TO IRREVOCABLY WAIVE, ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS AND/OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

Section 11.13 Counterparts and Electronic Signatures. This Agreement may be executed in one or more counterparts, and counterparts may be exchanged by electronic transmission (including by email), each of which will be deemed an original, but all of which together constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

LATA PARTIES:

LANDMARK APARTMENT TRUST OF AMERICA, INC., a Maryland corporation

By:	/S/ STANLEY J. OLANDER
Name:	Stanley J. Olander
Title:	Chief Executive Officer

LANDMARK APARTMENT TRUST OF AMERICA HOLDINGS, LP, a Virginia limited partnership

By: Landmark Apartment Trust of America, Inc., its general partner

By:	/S/ STANLEY J. OLANDER
Name:	Stanley J. Olander
Title:	Chief Executive Officer

Signature Page to Omnibus Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

EL PARTIES:

ELCO LANDMARK RESIDENTIAL HOLDINGS LLC, a Delaware limited liability company

By: JLCo, LLC, its manager

By:	/S/ JOSEPH G. LUBECK
Name:	Joseph G. Lubeck
Title:

ELCO NORTH AMERICA INC., a Delaware corporation

By:	/S/ MICHAEL SALKIND
Name:	Michael Salkind
Title:

ELCO HOLDINGS LTD., an Israeli public corporation

By:	/S/ MICHAEL SALKIND
Name:	Michael Salkind
Title:	Co-Managing Director

By:	/S/ ELI VESSELY
Name:	Eli Vessely
Title:	Chief Financial Officer

Signature Page to Omnibus Agreement